UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Arena Pharmaceuticals, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ARENA PHARMACEUTICALS, INC.

April 25, 2007

Dear Arena Stockholder:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of Arena Pharmaceuticals, Inc., a Delaware corporation. The Annual Meeting will be held on Monday, June 11, 2007, at 9:00 a.m. San Diego local time, at our offices located at 6150 Nancy Ridge Drive, San Diego, California 92121. I look forward to meeting with as many of our stockholders as possible.

At the Annual Meeting, we will discuss each item of business described in the Notice of Annual Meeting and proxy statement and report on Arena’s business. You will also have an opportunity to ask questions.

If you would like directions to our offices, please visit our website at www.arenapharm.com, where you will find directions and a map locator under “Contact Us.”

On behalf of our employees and Board of Directors, I would like to express our appreciation for your continued interest in Arena.

Sincerely,

Jack Lief
President, Chief Executive Officer and Director

For further information about the Annual Meeting, please call 858.453.7200, ext. 1315.

6166 Nancy Ridge Drive, San Diego, California 92121

Notice of Annual Meeting of Stockholders

To be held on June 11, 2007

ARENA PHARMACEUTICALS, INC.
6166 Nancy Ridge Drive
San Diego, CA 92121

April 25, 2007

To the Stockholders of Arena Pharmaceuticals, Inc.:

The Annual Meeting of Stockholders of Arena Pharmaceuticals, Inc., a Delaware corporation, will be held on Monday, June 11, 2007, at 9:00 a.m. San Diego local time, at our offices located at 6150 Nancy Ridge Drive, San Diego, California 92121, for the following purposes, which are more fully described in the proxy statement accompanying this notice:

1.                To elect eight directors to our Board of Directors to serve for the ensuing year and until their successors are elected and qualified or until their resignation or removal;

2.                To ratify the appointment of Ernst & Young LLP, an independent registered public accounting firm, as our independent auditors for the fiscal year ending December 31, 2007; and

3.                To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on April 16, 2007, are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

Whether or not you expect to attend in person, we urge you to sign, date and return the enclosed proxy card at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly signing, dating and returning the proxy card will save us the expense and extra work of additional solicitation. You may return your proxy card in the enclosed envelope (no postage is required if mailed in the United States). You may also vote by telephone or the Internet pursuant to the instructions that accompanied your proxy card. Sending in your proxy card or voting by telephone or the Internet will not prevent you from voting your stock at the Annual Meeting if you desire to do so, as your proxy may be cancelled at your option. Please note, however, that if your shares are held of record by a bank, broker or other agent and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

By Order of our Board of Directors

Steven W. Spector
Senior Vice President, General Counsel and Secretary

ARENA PHARMACEUTICALS, INC.
6166 Nancy Ridge Drive
San Diego, CA 92121

PROXY STATEMENT FOR ANNUAL MEETING
OF STOCKHOLDERS

To Be Held on Monday, June 11, 2007, at 9:00 a.m. San Diego Local Time

Information Concerning Solicitation and Voting

In this proxy statement, “Arena Pharmaceuticals,” “Arena,” “we,” “us” and “our” refer to Arena Pharmaceuticals, Inc. and/or our wholly owned subsidiary, BRL Screening, Inc., unless the context otherwise provides.

General

The enclosed proxy is solicited on behalf of our Board of Directors for use at our 2007 Annual Meeting of Stockholders to be held on Monday, June 11, 2007, at 9:00 a.m. San Diego local time, or at any adjournments or postponements thereof, for the purposes set forth in this proxy statement and the accompanying Notice of Annual Meeting of Stockholders. Our 2007 Annual Meeting will be held at our offices, located at 6150 Nancy Ridge Drive, San Diego, California.

This proxy statement, together with the Notice of Annual Meeting of Stockholders, the form of proxy and our Annual Report to Stockholders, are first being mailed on or about April 25, 2007, to all stockholders of record at the close of business on the record date, which is April 16, 2007 (the “Record Date”).

Questions and Answers About this Proxy Material and Voting

Q:              Why am I receiving these materials?

A:              You are receiving these proxy materials in connection with our 2007 Annual Meeting of Stockholders to be held on June 11, 2007, at 9:00 a.m. San Diego local time. As a stockholder, you are requested to vote on the proposals described in this proxy statement.

Q:              Who can vote at our 2007 Annual Meeting?

A:              Each person who owns or has the right to vote shares of our common stock or Series B Convertible Preferred Stock, which we refer to as our Preferred Stock, as of the Record Date has the right to vote at the meeting. Our common stock and our Preferred Stock will vote together on the proposals set forth in this proxy statement. Each share of our common stock is entitled to one vote, each share of our Series B-1 Preferred Stock is entitled to 1,520 votes (representing one vote for each share of common stock that the Series B-1 Preferred Stock is convertible into), and each share of our Series B-2 Preferred Stock is entitled to 1,544 votes (representing one vote for each share of common stock that the Series B-2 Preferred Stock is convertible into). As of the Record Date, there were 60,948,821 shares of our common stock, 3,500 shares of our Series B-1 Preferred Stock, and 1,150 shares of our Series B-2 Preferred Stock outstanding.

Stockholder of Record:   Shares Registered in Your Name.   If on the Record Date your shares of common stock were registered directly in your name with our transfer agent, Computershare Trust Company, Inc., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy.

Beneficial Owner:   Shares Registered in the Name of a Bank, Broker or Other Agent.   If on the Record Date your shares of common stock were held in an account by a bank, broker or other agent, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the meeting. As a beneficial owner, you have the right to direct your bank, broker or other agent on how to vote the shares in your account. You are also invited to attend the meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a legal proxy from your bank, broker or other agent.

Q:              What is the proxy card?

A:              The proxy card enables you to appoint Jack Lief, our President and Chief Executive Officer, and Steven W. Spector, our Senior Vice President, General Counsel and Secretary, as your representatives at our 2007 Annual Meeting. By completing and returning the proxy card, you are authorizing Mr. Lief and Mr. Spector, or each of them, to vote your shares at the meeting as described on the proxy card. This way, you can vote your shares whether or not you attend the meeting.

Q:              What am I voting on?

A:              We are asking you to vote on the following proposals:

1.                 The election of eight directors to our Board of Directors to serve for the ensuing year and until their successors are elected and qualified or until their resignation or removal;

2.                 The ratification of the appointment of Ernst & Young LLP, an independent registered public accounting firm, as our independent auditors for the fiscal year ending December 31, 2007; and

3.                 Such other proposals as may properly come before the meeting or any adjournment or postponement thereof.

Q:              How do I vote?

A:              Stockholder of Record: Shares Registered in Your Name

BY MAIL:   Please complete and sign your proxy card and mail it in the enclosed pre-addressed envelope (no postage is required if mailed in the United States). If you mark your voting instructions on the proxy card, your shares will be voted as you instruct, or in the best judgment of Mr. Lief or Mr. Spector if a proposal comes up for a vote at the meeting that is not on the proxy card.

If you do not mark your voting instructions on the proxy card, your shares will be voted as follows: FOR the eight named nominees as directors, FOR the ratification of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2007, and according to the best judgment of Mr. Lief or Mr. Spector if a proposal comes up for a vote at the meeting that is not on the proxy card.

BY TELEPHONE:   Please follow the vote by telephone instructions that are on your proxy card. If you vote by telephone, you do not have to mail in your proxy card.

BY INTERNET:   Please follow the vote by Internet instructions that are on your proxy card. If you vote by Internet, you do not have to mail in your proxy card.

IN PERSON:   We will pass out written ballots to anyone who wants to vote in person at the meeting. However, if you hold your shares in street name, you must request a legal proxy from your bank, broker or other agent in order to vote at the meeting.

A:              Beneficial Owner: Shares Registered in the Name of a Bank, Broker or Other Agent

If you are a beneficial owner of shares registered in the name of a bank, broker or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply follow the instructions you received from that organization to ensure that your vote is counted. Please contact that organization if you did not receive a proxy card or voting instructions.

To vote in person at the meeting, you must obtain a legal proxy from your bank, broker or other agent. Follow the instructions from your bank, broker or other agent included with these proxy materials, or contact such agent to request a proxy form.

Q:              What does it mean if I receive more than one proxy card?

A:              It likely means that you hold our shares in multiple accounts at the transfer agent or with brokers or other custodians of your shares. Please complete and return all the proxy cards you receive to ensure that all your shares are voted.

Q:              Can I change my vote after submitting my proxy?

A:              Stockholder of Record: Shares Registered in Your Name.   If you are a stockholder of record, you can revoke your proxy and change your vote at any time before the polls close at the meeting by: (i) signing another proxy card with a later date and returning it before the polls close at the meeting, (ii) voting by telephone or the Internet before 11:00 p.m., San Diego local time, on June 10, 2007 (your latest telephone or Internet vote is counted), (iii) returning a written notice before the polls close at the meeting that you are revoking your proxy, or (iv) voting at the meeting. Please note, however, that simply attending the meeting will not, by itself, revoke your proxy.

A:              Beneficial Owner: Shares Registered in the Name of a Bank, Broker or Other Agent.   If you are a beneficial owner of shares registered in the name of your bank, broker or other agent, you should follow their instructions on how to change your vote. Please contact your bank, broker or other agent if you did not receive such instructions.

Q:              How many shares must be present to hold the meeting?

A:              To hold the meeting and conduct business, the holders of a majority of our outstanding common stock (determined as if our Preferred Stock was converted into common stock) as of the Record Date must be present (either in person or represented by proxy) at the meeting. This is called a quorum.

A stockholder’s shares are counted towards a quorum if the stockholder either:

•       is present and votes in person at the meeting, or

•       has properly submitted a proxy (including voting by telephone or the Internet).

Both abstentions and broker non-votes are counted as present for the purposes of determining the presence of a quorum. Broker non-votes occur when a broker who holds shares for a stockholder in street name submits a proxy for those shares but does not vote. In general, this occurs when the broker has not received voting instructions from the stockholder, and the broker lacks discretionary voting power under the rules of the National Association of Securities Dealers, Inc. or otherwise to vote the shares.

Q:              How many votes must the nominees receive to be elected as directors?

A:              Directors are elected by a plurality of votes of common stock (determined as if our Preferred Stock was converted into common stock) present in person or represented by proxy at our 2007 Annual Meeting and entitled to vote. This means that the eight nominees receiving the highest number of votes FOR election will be elected.

Q:              How many votes must the ratification of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2007 receive to be approved?

A:              A majority of the shares of common stock (determined as if our Preferred Stock was converted into common stock) present at the meeting in person or by proxy and entitled to vote must vote FOR ratification.

Q:              How may I vote and how are votes counted?

A:              You may vote either FOR each director nominee or WITHHOLD your vote from any one or more of the nominees. You may vote FOR, AGAINST or ABSTAIN from voting on each of the other proposals. If you abstain from voting on any proposal that allows for abstention, it will have the same effect as a vote AGAINST such proposal. Broker non-votes will not affect the outcome of the voting on any of the other proposals described in this proxy statement.

Voting results are tabulated and certified by our transfer agent, Computershare Trust Company, Inc.

Q:              Who will bear the cost of soliciting votes for the meeting?

A:              We are paying for the distribution and solicitation of the proxies. As a part of this process, we reimburse brokers, nominees, fiduciaries and other custodians for reasonable fees and expenses in forwarding proxy materials to our stockholders. Original solicitation of proxies by mail may be supplemented by other mailings, telephone calls, personal solicitation, or use of the Internet by our directors, officers, other employees or, if we choose to engage one, an independent proxy solicitation firm. No additional compensation will be paid to our directors, officers or other employees for such services, and in the event we engage such a proxy solicitation firm the fees paid by us would not likely exceed $20,000.

Q:              How can I obtain the company’s corporate governance information?

A:              Our website is www.arenapharm.com and we have included various corporate governance materials under the “Investors” tab. Included in such information are the charters of Board of Directors’ standing committees: the Audit Committee, Compensation Committee and the Corporate Governance and Nominating Committee. Also included under that tab are our Code of Business Conduct and Ethics and our Policy on Filing, Receipt and Treatment of Complaints.

Election of Directors (Proposal 1)

Nominees and Election Process

The persons named below are nominees for director to serve until the next annual meeting of stockholders and until their successors have been elected and qualified or until their early resignation or removal. Our Bylaws provide that the authorized number of directors shall be determined by a resolution of our Board of Directors.

Each nominee listed below other than Dr. White was elected at our 2006 annual meeting of stockholders. Dr. White was identified by a third-party search firm. We retained the third-party search firm at the direction of the Corporate Governance and Nominating Committee, and the search firm assisted such committee in identifying and evaluating potential nominees. All of the nominees were recommended for election to our Board of Directors by the Corporate Governance and Nominating Committee. Directors are elected by a plurality of votes present in person or represented by proxy at the annual meeting of stockholders and entitled to vote. Unless otherwise instructed to withhold a vote for a particular nominee or all of the nominees, the proxy holders will vote the proxies received by them for the nominees named below. In the event that any of these nominees is unavailable to serve as a director at the time of our 2007 Annual Meeting, the proxies will be voted for any substitute nominee who shall be designated by our Board of Directors, unless our Board reduces the number of directors. We have no reason to believe that any nominee will be unavailable to serve.

The following table sets forth information regarding the nominees as of March 15, 2007.

Name	Positions and Offices Held	Year First Elected or Appointed Director	Age
Jack Lief	President, Chief Executive Officer and Director	1997	60
Dominic P. Behan, Ph.D.	Senior Vice President, Chief Scientific Officer and Director	2000	43
Donald D. Belcher	Director	2003	68
Scott H. Bice	Director	2003	63
Harry F. Hixson, Jr., Ph.D.	Director	2004	68
J. Clayburn La Force, Jr., Ph.D.	Director	2002	78
Tina S. Nova, Ph.D.	Director	2004	53
Christine A. White, M.D.	Director	2006	55

Business Experience of Directors

Jack Lief is a co-founder of Arena and has served as a director and our President and Chief Executive Officer since April 1997. From 1995 to April 1997, Mr. Lief served as an advisor and consultant to numerous biopharmaceutical organizations. From 1989 to 1994, Mr. Lief served as Senior Vice President, Corporate Development and Secretary of Cephalon, Inc., a biopharmaceutical company. From 1983 to 1989, Mr. Lief served as Director of Business Development and Strategic Planning for Alpha Therapeutic Corporation, a manufacturer of biological products. Mr. Lief joined Abbott Laboratories, a pharmaceutical company, in 1972, where he served until 1983, most recently as the head of International Marketing Research. Mr. Lief serves as a member of the board of directors of Adventrx Pharmaceuticals, Inc., a research and development company focused on pharmaceuticals for cancer and infectious disease. Mr. Lief is also an Executive Board Member of BIOCOM, a life science industry association representing more than 450 member companies in Southern California, and he was the

Chairman of BIOCOM from March 2005 to March 2006. Mr. Lief holds a B.A. from Rutgers University and an M.S. in Psychology (Experimental and Neurobiology) from Lehigh University.

Dominic P. Behan, Ph.D. is a co-founder of Arena and has served as a director since April 2000, and as our Senior Vice President and Chief Scientific Officer since June 2004. Dr. Behan served as our Vice President, Research from April 1997 to June 2004. From 1993 to January 1997, Dr. Behan directed various research programs at Neurocrine Biosciences, Inc., a biopharmaceutical company. From 1990 to 1993, Dr. Behan was engaged in research at the Salk Institute. Dr. Behan holds a B.Sc. in Biochemistry from Leeds University, England, and a Ph.D. in Biochemistry from Reading University, England.

Donald D. Belcher has served as a member of our Board of Directors since December 2003. Mr. Belcher served as Chairman of the board of directors of Banta Corporation, a printing and supply-chain management company, from May 1995 to April 2004, Chief Executive Officer from January 1995 to October 2002 and President from September 1994 to January 2001. Mr. Belcher holds a B.A. from Dartmouth College and an M.B.A. from the Stanford University Graduate School of Business.

Scott H. Bice has served as a member of our Board of Directors since December 2003. Since June 2000, Mr. Bice has been the Robert C. Packard Professor at the University of Southern California Law School, where he served as Dean from 1980 to June 2000. Mr. Bice has experience on several corporate boards, including Imagine Films, from 1992 to 1994, Western and Residence Mutual Insurance Companies, from 1996 to 2003, and Jenny Craig, from 1996 to 2002. Mr. Bice holds a B.S. in finance and a J.D. from the University of Southern California.

Harry F. Hixson, Jr., Ph.D., has served as a member of our Board of Directors since September 2004. Dr. Hixson has served as Chairman of the board of directors of BrainCells, Inc., a neurogenesis-based drug discovery and development company, since December 2003. Dr. Hixson served as Chief Executive Officer of BrainCells, Inc. from July 2004 to September 2005 and as Chief Executive Officer of Elitra Pharmaceuticals, a biopharmaceutical company, from February 1998 to May 2003. Dr. Hixson held various management positions with Amgen, Inc., a biopharmaceutical company, from 1985 to 1991, most recently as President and Chief Operating Officer. Dr. Hixson serves as a member of the board of directors of Infinity Pharmaceuticals, Inc., a cancer drug discovery and development company, and as the Chairman of the board of directors of Sequenom, Inc., a genomics company. Dr. Hixson holds a B.S. in Chemical Engineering from Purdue University, an M.B.A. from the University of Chicago and a Ph.D. in Physical Biochemistry from Purdue University.

J. Clayburn La Force, Jr., Ph.D., has served as a member of our Board of Directors since October 2002. Dr. La Force served as a professor of Economics at the University of California, Los Angeles from 1962 to 1978, and served as Dean of the Anderson School of Management at the University of California, Los Angeles from July 1978 to June 1993. From 1969 to 1978, Dr. La Force served as the Chairman of the Economics Department at the University of California, Los Angeles. Dr. La Force currently serves as a member of the board of directors of the following registered investment companies: Payden Funds, Metzler Payden, and Advisors Series Trust. Dr. La Force holds an A.B. in Economics from San Diego State College and an M.A. in Economics and a Ph.D. in Economics from the University of California, Los Angeles.

Tina S. Nova, Ph.D., has served as a member of our Board of Directors since September 2004. Dr. Nova is a co-founder of Genoptix, Inc., a provider of personalized medicine services, and has served as its President and Chief Executive Officer and as a member of its board of directors since March 2000. Dr. Nova was a co-founder of Nanogen, Inc., a provider of molecular diagnostic tests, where she served as Chief Operating Officer and President from 1994 to January 2000. From 1992 to 1994, Dr. Nova served as Chief Operating Officer of Selective Genetics, a targeted therapy, biotechnology company. From 1988 to 1992, Dr. Nova held various director-level positions with Ligand Pharmaceuticals Incorporated, a drug discovery and development company, most recently serving as Executive Director of New Leads Discovery.

Dr. Nova has also held various research and management positions with Hybritech, Inc., a former subsidiary of Eli Lilly & Company, a pharmaceutical company. Dr. Nova is the life science sector representative to the Independent Citizen’s Oversight Committee overseeing the implementation of the California stem cell initiative, Proposition 71. Dr. Nova holds a B.S. in Biological Sciences from the University of California, Irvine and a Ph.D. in Biochemistry from the University of California, Riverside.

Christine A. White, M.D. has served as a member of our Board of Directors since August 2006. Dr. White was with Biogen Idec Inc., a biopharmaceutical company, from 1996 to 2005, where she held several senior positions, most recently as Senior Vice President, Global Medical Affairs. From 1994 to 1996, Dr. White served as the Director of Clinical Oncology Research at the Sidney Kimmel Cancer Center in San Diego and from 1984 to 1994, Dr. White was on the clinical staff and held various positions in the Department of Medicine at Scripps Memorial Hospitals in San Diego and Encinitas, California, most recently as Chairman, Department of Medicine. Dr. White serves as a member of the board of directors at Pharmacyclics, Inc., a pharmaceutical company developing products to treat cancer, atherosclerosis and other serious diseases. Dr. White holds a B.A. in Biology and an M.D. from the University of Chicago and is Board certified in both Internal Medicine and Medical Oncology.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH NAMED NOMINEE.

Director Independence

Our common stock is listed on the NASDAQ Global Market, which requires that a majority of a listed company’s board of directors qualify as “independent” under the applicable NASDAQ listing standards. The board of directors must affirmatively make this determination.

Our Board of Directors consults with our General Counsel to ensure that our Board’s independence determinations comply with all relevant securities and other laws and regulations regarding the definition of “independent,” including but not limited to those set forth in pertinent listing standards of NASDAQ, as in effect from time to time. Consistent with these considerations, our Board of Directors has reviewed relevant transactions and relationships between each non-employee director and Arena, our senior management and our independent auditors and has affirmatively determined that all of our non-employee directors are independent directors under the applicable NASDAQ listing standards. Our Board of Directors also determined that Louis J. Lavigne, Jr., who served as one of our directors from January 2005 to February 2007, was an independent director.

Annual Performance Evaluations and Assessment of Charters

Our Board of Directors, as well as each of its standing committees, conducts an annual self-evaluation, which includes a review of its performance and, in the case of each of the committees, an assessment of the adequacy and appropriateness of its charter. The Corporate Governance and Nominating Committee is responsible for overseeing this evaluation process, evaluating all standing committees and their charters and recommending to our Board of Directors any changes to the authority, charters, compositions and chairpersons of such committees.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a Code of Business Conduct and Ethics that applies to our directors and employees (including our principal executive officer, principal financial officer, principal accounting officer and controller), and we have posted the text of the policy on our website (www.arenapharm.com) under the “Corporate Governance” section. To facilitate compliance with this policy, we periodically conduct a program of awareness, training and review. The Code of Business Conduct and Ethics complies with the applicable NASDAQ listing standards and the Securities and

Exchange Commission, or SEC, and includes procedures for (i) the filing, receipt and treatment of complaints regarding suspected improper conduct by our employees, directors, collaborators, vendors and others associated with us and (ii) the confidential, anonymous submission by employees of concerns regarding any matter covered by the policy. In addition, we intend to promptly disclose (i) the nature of any amendment to the policy that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and (ii) the nature of any waiver, including an implicit waiver, from a provision of the policy that is granted to one of these specified individuals, the name of such person who is granted the waiver and the date of the waiver on our website and, as applicable, in filings on Form 8-K in the future.

Non-management Director Meetings

As required under the applicable NASDAQ listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. These executive sessions occur in conjunction with regularly scheduled meetings of our Board of Directors and the standing committees and otherwise as needed. All of our independent directors serve on the Corporate Governance and Nominating Committee, which allows for additional executive sessions to discuss governance, strategy and other matters.

Director Meeting Attendance

Our Board of Directors held 11 meetings during the fiscal year ended December 31, 2006. Each incumbent director attended at least 75% of the aggregate of the total number of meetings of our Board of Directors and the total number of meetings held by all committees of our Board on which such director served, in each case during the periods in which he or she served. In addition to regularly scheduled meetings, the directors participate in a considerable number of telephone interactions, including regular telephone calls among the independent directors and Mr. Lief, and other communications with each other and our executive officers, as well as with our independent auditors and external advisors, such as legal counsel, consultants and investment bankers.

It is our policy to encourage directors and nominees for director to attend our annual meetings of stockholders. Five of eight of our then directors attended our 2006 annual meeting of stockholders.

Board Standing Committees

The standing committees of our Board of Directors are the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee. All of the standing committees of our Board of Directors are comprised entirely of independent directors. The chairpersons of the standing committees are appointed by our Board of Directors and may change in the future. Pursuant to their charters, each of the committees is authorized to access, at our expense, such internal and external resources as the particular committee deems necessary or appropriate to fulfill its defined responsibilities. The committee has sole authority to approve fees, costs and other terms of engagement of such outside resources.

Below is a chart showing the structure and membership of the standing committees of our Board of Directors as of March 15, 2007.

Audit Committee

The Audit Committee’s responsibilities include:

(i)                   selecting and evaluating the performance of our independent auditors;

(ii)               reviewing the scope of the audit to be conducted by our independent auditors, as well as the results of their audit, and approving audit and non-audit services to be provided by them;

(iii)           reviewing and assessing our financial reporting activities, including our periodic reports, and the accounting standards and principles followed;

(iv)             reviewing the organization and scope of our internal system of financial controls and reporting;

(v)                 reviewing and assessing our guidelines and policies with respect to risk assessment and management, our tax strategy and our investment policy;

(vi)             reviewing and approving related-party transactions; and

(vii)         overseeing our Code of Business Conduct and Ethics and our Policy on Filing, Receipt and Treatment of Complaints.

Our Board of Directors has determined that each of the Audit Committee members meets the independence and experience requirements contained in the applicable NASDAQ listing standards and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Our Board of Directors has also determined that Mr. Belcher, the Chairperson of the Audit Committee, is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K. Mr. Lavigne served as the Chairperson of the Audit Committee in 2006 and until he resigned from our Board of Directors in February 2007.

Our Board of Directors has adopted a written charter for the Audit Committee, which is available on our website at www.arenapharm.com. The Audit Committee held 11 meetings in 2006. The Audit Committee’s report is set forth below under “Audit Committee Report.”

Compensation Committee

The Compensation Committee’s responsibilities include:

(i)                   reviewing and approving corporate and individual performance goals relevant to the compensation of our executive officers;

(ii)               evaluating and recommending to our Board of Directors compensation plans and programs for Arena, as well as modifying or terminating existing plans and programs;

(iii)           reviewing and approving compensation and benefits for our directors and executive officers, and making recommendations to our Board of Directors regarding these matters;

(iv)             authorizing and approving equity grants under our equity compensation plans; and

(v)                 overseeing preparation and review of the committee’s report and the compensation discussion and analysis included in our proxy statement.

The primary purpose of the Compensation Committee is to act on behalf of our Board of Directors in fulfilling our Board’s responsibilities to oversee our compensation policies, plans and programs. Specific functions of the Compensation Committee under its charter are to review, modify and approve our overall compensation strategy and policies, review and determine the compensation of our executive officers and non-employee directors, administer our equity compensation plans (including reviewing and approving equity grants to our executive officers and directors), and to approve the adoption, amendment and termination of our benefit plans.

Our Board of Directors has adopted a written charter for the Compensation Committee, which is available on our website at www.arenapharm.com. Dr. La Force is currently the Chairperson of the Compensation Committee. Mr. Belcher served as the Chairperson of the Compensation Committee in 2006 and until Dr. La Force became the Chairperson of such committee in February 2007. The Compensation Committee held six meetings in 2006. The Compensation Committee’s report is set forth below under “Compensation Committee Report.”

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee’s responsibilities include:

(i)                   recommending guidelines to our Board of Directors for our corporate governance, including the structure and function of our Board of Directors and its committees and our management;

(ii)               reviewing and approving a management succession plan and related procedures;

(iii)           making recommendations regarding the agenda for our Board of Director’s strategy discussions;

(iv)             overseeing our compliance related policies and practices;

(v)                 establishing criteria for membership on our Board of Directors;

(vi)             identifying, evaluating, reviewing and recommending to our Board of Directors qualified candidates to serve on our Board;

(vii)         making recommendations to our Board of Directors regarding the election of officers;

(viii)     serving as a focal point for communications between director candidates, non-committee directors and management; and

(ix)             reviewing and assessing the performance of our Board of Directors and each of its committees.

The Corporate Governance and Nominating Committee uses many sources to identify potential director candidates, including the network of contacts among our directors, officers and other employees, and may engage outside consultants and recruiters in this process. As set forth below under “Stockholder Director Recommendations,” the Corporate Governance and Nominating Committee will consider director candidates recommended by our stockholders. The Corporate Governance and Nominating Committee believes that candidates for director should have certain minimum qualifications, including being able to understand basic financial statements. In considering candidates for director, the Corporate Governance and Nominating Committee will consider all relevant factors, which may include among others the candidate’s experience and accomplishments, the usefulness of such experience to our business, the availability of the candidate to devote sufficient time and attention to Arena, the candidate’s reputation for integrity and ethics and the candidate’s ability to exercise sound business judgment. The Corporate Governance and Nominating Committee retains the right to modify these qualifications from time to time, and candidates for director are reviewed in the context of the composition of the then current Board of Directors, our requirements and the interests of our stockholders. The Corporate Governance and Nominating Committee recommended the nominations of each of the directors nominated for election at our 2007 Annual Meeting.

Our Board of Directors has adopted a written charter for the Corporate Governance and Nominating Committee, which is available on our website at www.arenapharm.com. Mr. Bice is the Chairperson of the Corporate Governance and Nominating Committee. In December 2006, our Board of Directors changed the name of this committee from “Corporate Governance, Nominating and Strategy Committee” to “Corporate Governance and Nominating Committee.” The Corporate Governance and Nominating Committee held four meetings in 2006.

Stockholder Director Recommendations

The Corporate Governance and Nominating Committee will consider director candidates recommended by our stockholders. A candidate must be highly qualified and be willing and expressly interested in serving on our Board of Directors. To be considered by the Corporate Governance and Nominating Committee, a stockholder recommendation for director candidates for an annual meeting of stockholders must be received by the committee by December 31 of the year before such annual meeting. A stockholder who wishes to recommend a candidate for the Corporate Governance and Nominating Committee’s consideration should forward the candidate’s name and information about the candidate’s qualifications to Corporate Secretary, Arena Pharmaceuticals, Inc., 6166 Nancy Ridge Drive, San Diego, California 92121. Submissions must include a representation that the nominating stockholder is a beneficial or record owner of our stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. This procedure does not affect the deadline for submitting other stockholder proposals for inclusion in the proxy statement, nor does it apply to questions a stockholder may wish to ask at an annual meeting. Additional information regarding submitting stockholder proposals is set forth in our Bylaws. Stockholders may request a copy of the bylaw provisions relating to stockholder proposals from our Corporate Secretary.

Stockholder Communications with our Board of Directors

Our Board of Directors has a formal process by which stockholders may communicate with our Board or any of our directors or officers. Stockholders who wish to communicate with our Board of Directors or any of our directors or officers may do so by sending written communications addressed to such person or persons in care of Corporate Secretary, Arena Pharmaceuticals, Inc., 6166 Nancy Ridge Drive, San Diego, California 92121. All such communications to our directors will be compiled by our Corporate Secretary and submitted to the addressees on a periodic basis. If our Board of Directors modifies this process, we will post the revised process on our website.

Compensation Committee Interlocks and Insider Participation

Mr. Belcher and Drs. Hixson, La Force, Nova and White served on the Compensation Committee for at least part of 2006, and the committee currently consists of Drs. Hixson, La Force and White. No director serving on the Compensation Committee during any part of 2006 was, at any time during or before such fiscal year, one of our employees. None of our executive officers serves as a member of the board of directors or compensation committee of any other entity that has one or more of its executive officers serving as members of our Board of Directors or Compensation Committee.

Certain Relationships and Related Transactions

In 2006, Smithfield Fiduciary LLC, an affiliate of Highbridge Capital Management, LLC and a holder of our Series B Convertible Preferred Stock, exercised its warrants to purchase 829,856 shares of our common stock. In connection with this exercise in full of its warrants, Smithfield claimed that it was entitled to receive exchange warrants that would include a provision that could require us to issue additional exchange warrants in the future. We disagreed with this interpretation. We subsequently entered into a Settlement Agreement and Release with Smithfield. As part of the Settlement Agreement and Release, we issued Smithfield a seven-year warrant to purchase 829,856 shares of our common stock at an initial exercise price of $15.49 per share. In addition, we sold shares of common stock to investors that included our then-current stockholders in two public financings in 2006. All of the shares included in such public offerings were sold at the same price offered to the public.

Except as set forth above and the relationships between us and our executive officers and directors described below under “Compensation Discussion and Analysis,” since January 1, 2006 we have not been a party to any transactions involving more than $120,000 and in which any director, executive officer, holder of more than 5% of our common stock or any immediate family member of the foregoing has a material interest.

The Audit Committee’s charter requires that it reviews and approves any related-person transactions. In considering related-person transactions, the Audit Committee considers the relevant available facts and circumstances, including, but not limited to, (i) the risks, costs and benefits to us, (ii) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (iii) the terms of the transaction, (iv) the availability of other sources for comparable services or products and (v) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval. In determining whether to approve, ratify or reject a related-person transaction, the Audit Committee evaluates whether, in light of known circumstances, the transaction is in, or is not inconsistent with, our best interests and those of our stockholders.

Compensation and Other Information
Concerning Executive Officers, Directors and Certain Stockholders

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of March 15, 2007, by:

•       Each person, group or entity who is the beneficial owner of 5% or more of our common stock;

•       Each director and nominee for director;

•       Our Named Executive Officers; and

•       All current directors and executive officers as a group.

Unless otherwise indicated in the footnotes below, the address for the beneficial owners listed in this table is in care of Corporate Secretary, Arena Pharmaceuticals, Inc., 6166 Nancy Ridge Drive, San Diego, California 92121. This table is based on information supplied by executive officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that the stockholders named in this table have sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 60,854,282 shares of common stock outstanding on March 15, 2007, including 60,000 restricted shares of common stock, and as adjusted as required by the rules promulgated by the SEC. This table includes shares issuable pursuant to stock options and other rights to purchase shares of our common stock exercisable within 60 days of March 15, 2007.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage of Total
Wellington Management Company, LLP(1)	6,149,688	10.1%
OppenheimerFunds, Inc.(2)	5,344,240	8.8%
FMR Corp.(3)	5,129,003	8.4%
Mainfield Enterprises, Inc.(4)(5)	5,120,395	7.9%
TCW Business Unit(6)	4,150,892	6.8%
Smithfield Fiduciary LLC(5)(7)	3,840,776	6.0%
Entities affiliated with Deerfield Capital, L.P.(8)	3,490,150	5.7%
Jack Lief(9)	1,115,535	1.8%
Dominic P. Behan, Ph.D.(10)	671,448	1.1%
Steven W. Spector, J.D.(11)	233,355	*
Robert E. Hoffman, C.P.A.(12)	182,455	*
J. Clayburn La Force, Jr., Ph.D.(13)	131,442	*
William R. Shanahan, Jr., M.D., J.D.(14)	130,000	*
Harry F. Hixson, Jr., Ph.D.(15)	83,856	*
Donald D. Belcher(16)	78,846	*
Scott H. Bice(17)	45,785	*
Tina S. Nova, Ph.D.(18)	44,500	*
Christine A. White, M.D.(19)	2,740	*
All directors and executive officers as a group (13 persons)(20)	2,898,756	4.6%

                 * Less than one percent

       (1) The principal business office of Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109.

       (2) The principal business office of OppenheimerFunds, Inc. is 225 Liberty Street, 11th Floor, New York, New York 10281.

       (3) The principal business office of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

       (4) Pursuant to an investment management agreement, Avi Vigder has voting discretion and investment control over the shares held by Mainfield Enterprises, Inc. Avi Vigder disclaims beneficial ownership of such shares. The principal business office of Mainfield Enterprises, Inc. is in care of Sage Capital Growth, Inc., 660 Madison Avenue, New York, New York 10022.

       (5) The holder disclaims beneficial ownership of our common stock that exceeds 4.999% of our outstanding common stock. Under the terms of our Preferred Stock, the number of shares of our common stock that may be acquired by the holder upon any conversion of our Preferred Stock is limited to the extent necessary to ensure that, following such conversion, the total number of shares of our common stock then beneficially owned by such holder and its affiliates and any other persons whose beneficial ownership of our common stock would be aggregated with the holders for purposes of Section 13(d) of the Securities Exchange of 1934 does not exceed 4.999% of our common stock (including shares of our common stock issuable upon such conversion). The holder can waive this provision or increase (but not to more than 9.999%) or decrease this percentage by giving us written notice, but (i) any such waiver or increase will not be effective until the 61st day after such notice is delivered to the us, and (ii) any such waiver or increase or decrease will apply only to such holder. The 4.999% limitation is disregarded for purposes of this table. This table includes for Mainfield Enterprises, Inc. the shares of our common stock that it may acquire by exercising warrants that were issued in our Preferred Stock financing transaction. This table includes for Smithfield Fiduciary LLC the shares it may acquire by exercising the warrant that was issued in connection with the settlement discussed above under “Certain Relationships and Related Transactions.” The warrants provide that the number of shares of our common stock that may be acquired by the holder upon any exercise of the warrant is limited to the extent necessary to ensure that, following such exercise, the total number of shares of our common stock then beneficially owned by such holder and its affiliates and any other persons whose beneficial ownership of our common stock would be aggregated with the holders for purposes of Section 13(d) of the Securities Exchange of 1934 does not exceed 4.999% of our common stock (including shares of our common stock issuable upon such exercise). The holder can waive this limitation on exercise or increase or decrease the 4.999% by giving us written notice, but (i) any such waiver or increase will not be effective until the 61st day after such notice is delivered to us and (ii) any such waiver or increase or decrease will apply only to such holder and not to any other holder of warrants. This does not include any common shares of which the holder may have beneficial ownership.

       (6) The principal business office of TCW Business Unit is The TCW Group, Inc, on behalf of the TCW Business Unit, 865 South Figueroa Street, Los Angeles, California 90017.

       (7) Highbridge Capital Management, LLC, is the trading manager of Smithfield Fiduciary LLC and consequently has voting control and investment discretion over securities held by Smithfield Fiduciary LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Smithfield Fiduciary LLC. The principal business office of Smithfield Fiduciary LLC is in care of Highbridge Capital Management, LLC, 9 West 57th Street, 27th Floor, New York, New York 10019.

       (8) Represents shares held by Deerfield Capital, L.P., Deerfield Partners, L.P., Deerfield International Limited, Deerfield Management Company, L.P., and James E. Flynn. The principal business address of Deerfield Capital, L.P., Deerfield Partners, L.P., Deerfield Management Company, L.P., and James E. Flynn is 780 Third Avenue, 37th Floor, New York, New York 10017. The principal business address of Deerfield International Limited is c/o Bisys Management, Bison Court, Columbus Centre, P.O. Box 3460, Road Town, Tortola, British Virgin Islands.

       (9) Includes 553,350 shares issuable to Mr. Lief upon the exercise of stock options. Also includes 24,000 restricted shares of our common stock which are scheduled to vest in two remaining equal annual installments beginning on January 20, 2008.

(10) Includes 353,948 shares issuable to Dr. Behan upon the exercise of stock options. Also includes 10,000 restricted shares of our common stock which are scheduled to vest in two remaining equal annual installments beginning on January 20, 2008.

(11) Includes 170,000 shares issuable to Mr. Spector upon the exercise of stock options. Also includes 10,000 restricted shares of our common stock which are scheduled to vest in two remaining equal annual installments beginning on January 20, 2008.

(12) Includes 115,000 shares issuable to Mr. Hoffman upon the exercise of stock options. Also includes 10,000 restricted shares of our common stock which are scheduled to vest in two remaining equal annual installments beginning on January 20, 2008.

(13) Includes 131,442 shares issuable to Dr. La Force upon the exercise of stock options.

(14) Includes 130,000 shares issuable to Dr. Shanahan upon the exercise of stock options.

(15) Includes 73,856 shares issuable to Dr. Hixson upon the exercise of stock options.

(16) Includes 73,846 shares issuable to Mr. Belcher upon the exercise of stock options.

(17) Includes 44,685 shares issuable to Mr. Bice upon the exercise of stock options.

(18) Includes 44,500 shares issuable to Dr. Nova upon the exercise of stock options.

(19) Includes 2,740 shares issuable to Dr. White upon the exercise of stock options.

(20) Includes 1,838,367 shares issuable upon the exercise of stock options held by our directors and executive officers. Also includes 54,000 restricted shares of our common stock that we granted our executive officers.

Executive Officers

Our executive officers are appointed by our Board of Directors and serve at the discretion of our Board. Set forth below are the names and certain biographical information regarding our executive officers as of March 15, 2007.

Name	Age	Position
Jack Lief	60	President and Chief Executive Officer
K.A. Ajit-Simh	54	Vice President, Quality Systems
Dominic P. Behan, Ph.D.	43	Senior Vice President and Chief Scientific Officer
Robert E. Hoffman, C.P.A.	41	Vice President, Finance and Chief Financial Officer
Louis J. Scotti	51	Vice President, Marketing and Business Development
William R. Shanahan, Jr., M.D., J.D.	58	Vice President and Chief Medical Officer
Steven W. Spector, J.D.	42	Senior Vice President, General Counsel and Secretary

See “Election of Directors (Proposal 1)” for biographical information regarding Mr. Lief and Dr. Behan, who are also directors.

K.A. Ajit-Simh has served as our Vice President, Quality Systems since January 2004. Mr. Ajit-Simh provided regulatory compliance services to several companies in the United States and internationally from 1999 to the end of 2003. Mr. Ajit-Simh held various positions of increasing responsibility at Mallinckrodt Inc. from 1975 to 1985, Baxter Healthcare from 1986 to 1989, Abbott BioTech from 1989 to 1992, and Cytel Corporation from 1992 to 1999. In addition, he has been an instructor at the University of California, San Diego since 1994, teaching classes in regulatory compliance and quality control/assurance.

He also teaches courses in Good Manufacturing Practices and Advanced Quality Control and Assurance at San Diego State University as part of the graduate program in Regulatory Affairs. Mr. Ajit-Simh received a B.Sc. degree in Biology and Chemistry from Bangalore University and an M.S. in Cell Biology from St. Louis University.

Robert E. Hoffman, C.P.A., has served as our Vice President, Finance and Chief Financial Officer since December 2005. Mr. Hoffman served as our Vice President, Finance and Chief Accounting Officer from June 2004 to December 2005, as our Vice President, Finance from April 2000 to June 2004, and as our Controller from August 1997 to April 2000. From 1994 to 1997, Mr. Hoffman served as Assistant Controller for Document Sciences Corporation, a software company. Mr. Hoffman serves as a member of the steering committee of the Association of Bioscience Financial Officers and of the board of directors of the San Diego County Credit Union. He is also President and director of the San Diego chapter of Financial Executives International for the 2006-2007 chapter year. Mr. Hoffman holds a B.B.A. from St. Bonaventure University and is licensed as a C.P.A. in the State of California.

Louis J. Scotti has served as our Vice President, Marketing and Business Development since September 2002. He previously served as our Vice President, Business Development from August 1999 to September 2002. From June 1998 to July 1999, Mr. Scotti served as President and Chief Executive Officer for ProtoMed, Inc., a biopharmaceutical company. From April 1996 to June 1998, Mr. Scotti served as Executive Director of Licensing for Ligand Pharmaceuticals Incorporated, a drug discovery and development company. From 1986 to 1995, Mr. Scotti served in various positions at Reed & Carnrick Pharmaceuticals, a pharmaceutical company, most recently as Vice President of Marketing and Business Development. Mr. Scotti holds a B.S.E. in Biomedical Engineering from the University of Pennsylvania.

William R. Shanahan, Jr., M.D., J.D., has served as our Vice President and Chief Medical Officer since March 2004. From August 2000 to March 2004, Dr. Shanahan served as Chief Medical Officer for Tanox, Inc., a biopharmaceutical company. From October 1994 to August 2000, Dr. Shanahan held various positions at Isis Pharmaceuticals, Inc., a biopharmaceutical company, most recently as Vice President, Drug Development. From 1989 to 1994, he served as Director, Clinical Research for Pfizer Central Research, a pharmaceutical company. From 1986 to 1989, he held various positions at Searle Research & Development, a pharmaceutical company subsequently acquired by Pfizer, most recently as Director, Clinical Research. Dr. Shanahan holds an A.B. from Dartmouth College, an M.D. from the University of California, San Francisco and a J.D. from Loyola University, Chicago.

Steven W. Spector, J.D., has served as our Senior Vice President and General Counsel since June 2004. Mr. Spector served as our Vice President and General Counsel from October 2001 to June 2004. Mr. Spector has also served as our Secretary since November 2001. Prior to joining Arena, Mr. Spector was a partner with the law firm of Morgan, Lewis & Bockius LLP, where he worked from 1991 to October 2001. Mr. Spector was a member of the Morgan Lewis Technology Steering Committee. Mr. Spector was our outside corporate counsel from 1998 to October 2001. Mr. Spector is the President and a member of the board of directors of the Association of Corporate Counsel, San Diego. Mr. Spector holds a B.A. and a J.D. from the University of Pennsylvania.

Compensation Discussion and Analysis

Introduction

This section provides an overview and analysis of our executive officer compensation program and policies, material compensation decisions we have made under such program and policies, and material factors that we considered in making those decisions. Later in this proxy statement, you will find a series of tables containing specific information about the compensation earned or paid in 2006 to the following individuals, whom we refer to as our Named Executive Officers: Messrs. Lief, Hoffman and Spector and Drs. Behan and Shanahan. The below discussion is intended to help you understand the detailed information provided in those tables and to put that information into context with our overall executive officer compensation program.

Executive Officer Compensation Philosophy, Objectives and Development

We believe that the performance of our executive officers has the potential to significantly impact our ability to achieve our corporate goals. We, therefore, place considerable importance on the design and administration of our executive officer compensation program. This program is intended to enhance stockholder value by attracting, motivating and retaining qualified individuals to perform at the highest of professional levels and to contribute to our growth and success. Accordingly, our executive officer compensation program is designed to provide executive officers with compensation opportunities that are tied to their individual performance, as well as our overall corporate performance. Each executive officer’s compensation package is comprised of three key elements: (i) base salary, (ii) performance-based cash incentives and (iii) stock-based compensation. Our executive officers are also entitled to health and welfare benefits, and, as discussed below, certain of them may be entitled to receive additional benefits upon termination of their employment. These additional elements of executive compensation, together with the three key elements, are intended to align the interests of our executive officers with those of our stockholders.

Our compensation packages are also designed to be competitive in our industry. The Compensation Committee consults with compensation consultants, legal counsel and other advisors in designing our compensation program, including in relation to our corporate goals and in evaluating the competitiveness of individual compensation packages. In such evaluation, the Compensation Committee periodically reviews and analyzes executive officer compensation provided by other companies in our industry.

Our overall compensation philosophy is to pay our executive officers cash compensation that is at or near the median level relative to a selected peer group of companies and to provide an opportunity, through incentives, to attain above-market total compensation if we satisfy certain key performance goals. The main principles of our compensation strategy include the following:

•       Compensation decisions are increasingly driven by a pay-for-performance philosophy;

•       Compensation should be tied to both corporate and individual performance; and

•       Higher than median compensation can be earned through an executive officer’s and the company’s exceptional performance.

As part of the process for setting executive compensation, our Chief Executive Officer provides the Compensation Committee with his evaluations of our executive officers and recommends to the Compensation Committee salaries, cash incentive opportunities and equity grants for executive officers other than himself. The Compensation Committee can accept, reject or modify such recommendations in its discretion. The Compensation Committee also considers the recommendations of its independent consultant, peer company data, San Diego and national industry compensation surveys, and factors such as the past, current and expected contributions of each executive officer, our corporate performance, the mix of compensation that would be most appropriate for each executive officer and the executive officer’s particular responsibilities, experience, level of accountability and decision authority.

While the Compensation Committee meets regularly in executive session, from time to time various members of management, including our Chief Executive Officer, Chief Financial Officer, and General Counsel, and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. Our General Counsel attends meetings of the Compensation Committee as the Secretary. Our Chief Executive Officer is not present during any deliberations or determinations of the Compensation Committee regarding his compensation.

In determining our executive officers’ cash incentives for 2006 and developing the 2007 executive compensation program, the Compensation Committee considered what it viewed as our strong corporate performance in 2006, including our success in meeting preset goals and the importance of keeping our executive officers focused on corporate and individual goals that are set for future achievement.

The Compensation Committee retained Frederic W. Cook & Co., Inc. as its independent compensation consultant to advise it regarding executive compensation and other compensation matters for 2006 and 2007. For 2006, the compensation consultant (i) performed a complete review of our executive officer compensation program, (ii) made recommendations about such program, including about the number and type of equity grants in 2006 and salaries for executive officers, goal setting, the 2006 Annual Incentive Plan, and the Severance Benefit Plan and (iii) helped structure our 2006 Long-Term Incentive Plan, or LTIP, and the amendment to our 2001 Employee Stock Purchase Plan, which were both approved at our 2006 annual meeting of stockholders. For 2007, the compensation consultant (i) helped develop long-term incentives for executive officers and other employees, (ii) reviewed and made recommendations about our outside director compensation program and (iii) reviewed and made recommendations about our equity granting practices and procedures.

The compensation consultant’s findings and recommendations were based in part on market data for a “peer” group of biotechnology and biopharmaceutical companies, which changes from time to time based on corporate developments, including clinical and commercial progress, affecting us and other companies in our industry. The Compensation Committee selects the peer group in consultation with its compensation consultant and other members of the Board, including our Chief Executive Officer.

2006 Peer Group.   In determining executive compensation for 2006, around the end of 2005, the Compensation Committee updated its selected peer group taking into account factors such as revenues, earnings and market capitalization. This 2006 peer group consisted of the following companies: Antigenics Inc., Arqule, Inc., CancerVax Corporation, Cell Genesys, Inc., Cell Therapeutics, Inc., Connetics Corporation, Curagen Corporation, Dendreon Corporation, Enzo Biochem, Inc., Exelixis, Inc., Guilford Pharmaceuticals, Inc., InterMune, Inc., Isis Pharmaceuticals, Inc., Lexicon Genetics Incorporated, Maxim Pharmaceuticals, Inc., Medarex, Inc., Noven Pharmaceuticals, Inc., Trimeris, Inc., and XOMA Ltd.

2007 Peer Group.   In determining the number and type of equity awards to grant to executive officers in 2007, around the end of 2006, the Compensation Committee again updated our peer group taking into account our and the selected companies’ development stages, market capitalizations and other factors used in selecting the 2006 peer group. This 2007 peer group consisted of the following companies: Cell Genesys, Inc., Connetics Corporation, Dendreon Corporation, Enzo Biochem, Inc., Exelixis, Inc., Human Genome Sciences, Inc., InterMune, Inc., Isis Pharmaceuticals, Inc., Lexicon Genetics Incorporated, Medarex, Inc., The Medicines Company, Noven Pharmaceuticals, Inc., Nuvelo, Inc., Onyx Pharmaceuticals, Inc., Telik, Inc., Trimeris, Inc., and Senomyx, Inc. The Compensation Committee also looked at the 2007 peer group in modifying the compensation of our outside directors in 2007.

Elements of Our Compensation Program

1.                 Base Salary

We generally target base annual salaries to be at approximately the market median of our peer group for executive officers having similar responsibilities, but the salary for any particular executive officer may be higher or lower than the market median depending on such factors as the individual’s overall mix of base salary, performance-based cash incentives and stock-based compensation, the individual’s historical base salary, the individual’s experience and background, the individual’s past performance and expected future contribution, the movement of salaries in the marketplace, and our corporate performance during the prior year. The purpose of base salary is to provide fixed compensation to attract and retain an employee with the qualifications desired for the particular position. The Compensation Committee’s philosophy in recent years has been to make what it views as modest increases in salary for executive officers, except where an individual’s salary was found to be significantly below market when compared to the selected peer group, and to use equity and performance-based cash compensation to motivate and retain our executive officers.

2.                 Performance-based cash incentives

In early 2006, the Compensation Committee approved the 2006 Annual Incentive Plan for our executive officers. Under this cash incentive plan, each participant was assigned an incentive target that was expressed as a percentage of annual base salary, and the participant’s incentive award was based on the achievement of pre-established corporate and individual goals. All participants had the same corporate goals, which we believed would align the interests of our executive officers with one another and with our stockholders. The corporate and individual goals were approved by the Compensation Committee after taking into account the views and recommendations of other members of our Board of Directors (including our Chief Executive Officer), which also approved the goals.

The corporate goals for 2006 related to the following categories: (i) development of internal clinical programs, (ii) progress of partnered programs, (iii) finance and (iv) progress in research programs. Individual goals were tailored for each executive officer based on our business plan and budget for the coming year, the Chief Executive Officer’s recommendations for each executive officer other than himself, the executive officer’s responsibilities and the Compensation Committee’s view about the corporate benefits of achieving each goal. The individual goals for 2006 related to the following categories: (i) progress and milestones of internal and partnered programs, (ii) finance, (iii) compliance and risk mitigation, (iv) corporate governance, (v) corporate planning, (vi) strategic opportunities, (vii) intellectual property and (viii) investor and analyst relations. Corporate and individual goals were intended to reflect a mix of short- and long-term performance objectives.

All of our executive officers participated in the 2006 Annual Incentive Plan. The following table lists our Named Executive Officers, their incentive target under the plan expressed as a percentage of their annual base salary, and the relative weighting assigned to corporate and individual goals:

		Relative Weighting
	Incentive	Corporate	Individual
Named Executive Officer	Target	Goals	Goals
Jack Lief	50%	75%	25%
Robert E. Hoffman, C.P.A.	35%	60%	40%
Dominic P. Behan, Ph.D.	35%	60%	40%
William R. Shanahan, Jr., M.D., J.D.	30%	50%	50%
Steven W. Spector, J.D.	35%	60%	40%

The Compensation Committee took into account market data and individual performance and contribution in determining the incentive targets and relative weightings. The weighting of corporate versus individual goals was intended to reflect the participants’ responsibilities for their individual areas over the company-wide functions. Mr. Lief’s goals were weighted more heavily to the corporate goals than any other of our Named Executive Officers due to his role in overseeing our company-wide functions as our President and Chief Executive Officer, and Dr. Shanahan’s goals were weighted more to his individual goals than the other Named Executive Officers due to his significant role in the development of our product candidates as our Vice President and Chief Medical Officer. Our other Named Executive Officers’ goals were weighted more heavily to the corporate goals as their responsibilities involved company-wide functions more than any individual area and to tie their compensation to corporate achievements.

The threshold level of goal achievement under the 2006 Annual Incentive Plan was 50%, below which no incentive award would be paid to an executive officer. This threshold was established to ensure that no awards would be paid if the results achieved were significantly below the target. In addition, achieving the target was only expected to occur if both corporate and individual performances were extraordinary. The below “Grants of Plan-Based Awards” table shows the incentives that could have been earned under this incentive plan, and the awards earned are included in the below “Summary Compensation Table.” All executive officers achieved more than the threshold percentage of goals, but received less than the target incentive award.

In January 2007, the Compensation Committee approved corporate and individual goals and a similar annual incentive plan for all of our executive officers for use in determining cash incentive awards for 2007.

3.                 Stock-based compensation

We believe that equity grants provide our executive officers with the opportunity to share in increases, if any, in the value of our common stock and encourage their ownership in our company. We believe that equity grants reinforce a long-term interest in our corporate performance and directly motivate our executive officers to maximize long-term stockholder value. The equity grants also utilize vesting and, in the case of stock options, exercisability periods that encourage executive officers to continue working for us.

In determining the size and types of equity grants to executive officers, the Compensation Committee considered similar awards to individuals holding comparable jobs in our peer group, our corporate performance against our plan, the individual’s performance against his goals, each executive officer’s ownership in Arena, the overall share usage under our equity compensation plans for grants to our executive officers, the consequences of granting equity in light of the requirements to expense the value of equity grants and the tax efficiency of various award types.

The equity compensation of our executive officers in 2006 consisted of grants of stock options and restricted stock. The Compensation Committee granted restricted stock in January 2006 to recognize and reward the contributions of certain executives, to encourage similar efforts and results, and, because there was then a low number of shares available under our incentive stock plans and one share of restricted stock is generally understood to be more valuable than one stock option, to use less shares under our incentive stock plans and still achieve the desired compensation.

For 2007, the Compensation Committee changed the mix of equity compensation and granted two forms of equity incentives: stock options and performance-based restricted stock unit awards. While both of these incentives are intended to foster the long-term perspective we believe is necessary for continued success, the performance-based restricted stock unit awards are designed to encourage and compensate for extraordinary results and to ensure that our executive officers are properly focused on key drug development and commercialization initiatives that will enhance long-term stockholder value.

In determining the equity grants to executive officers in 2007, the Compensation Committee’s overall objective was to grant stock options that were within the broad middle range of the long-term equity grants in our 2007 peer group, and, through the use of performance-based restricted stock unit awards, provide greater executive officer equity ownership if we achieve extraordinary drug development and commercialization results embodied by four specific performance goals.

The Compensation Committee made equity grants in both January and July 2006 because there was an insufficient number of shares available under our then-existing equity incentive plans in January 2006 to allow for the full desired annual grant until the LTIP was approved in June 2006.

Stock Options

Stock options provide for financial gain derived from stock price increases following the date that the option is granted. Under the LTIP, the exercise price of stock option grants is set at the fair market value of our common stock, which is the closing price of our common stock on the NASDAQ Global Market on the date the option is granted (or if there is no closing price on such date, on the last preceding date on which a closing price was reported). Under the LTIP, we are not permitted to grant stock options at a discount to fair market value. Stock options granted to employees vest 25% per year over four years from the date of grant and are exercisable for up to 10 years from the date of grant. We believe that the vesting restrictions help retain executive officers and that the 10-year exercise period provides incentive for our executive officers to execute on our long-term business plan. Our policy is to make an annual equity grant to continuing employees three trading days after our announcement of financial results for the prior year. In addition, we generally make an initial equity grant to all new non-executive employees on a preset day in the month following the employee’s date of hire.

All grants to executive officers require the approval of the Compensation Committee. The Compensation Committee may delegate to (i) a committee of one or more members of our Board of Directors the authority to take action on behalf of the Compensation Committee under the LTIP, including the right to grant, cancel, suspend or amend awards and (ii) one or more of our executive officers the right to grant awards to non-executive employees, advisors and consultants. The Compensation Committee has delegated to Mr. Lief the ability to grant up to an aggregate of 120,000 stock options to non-executive employees and consultants each quarter. It is the Compensation Committee’s policy for Mr. Lief to report to it any such stock option grants at a subsequent committee meeting.

2007 Performance-Based Restricted Stock Unit Awards

In 2007, the Compensation Committee added performance-based restricted stock unit awards to the mix of compensation for our executive officers. These awards provide executive officers and other employees with five years to achieve four key drug development and strategic performance goals. A fixed number of awards will be earned for each milestone that is successfully achieved. Once earned, the awards will remain unvested until the five-year performance period is complete. After five years, the awards that have been earned will vest and be settled in shares of our common stock, with the holder receiving one share of common stock for each award earned and vested. Termination of employment prior to vesting will result in the forfeiture of any earned (as well as unearned) awards, except for limited circumstances such as termination due to death, disability or a change in control.

The performance goals were established to require significant efforts and results that are expected to drive significant stockholder value, if achieved, thereby further aligning employee and stockholder interests. Each of the performance goals is designed to be a significant milestone for us, the attainment of which is not assured.

Depending on whether we have achieved one, two, three or all four of the performance goals on or before February 26, 2012 and if the particular executive officer is still employed on such date, then the performance stock awards would vest as follows: 25% if one goal is achieved, 50% if two goals are achieved, 87.5% if three goals are achieved and 100% if all four goals are achieved.

In February 2007, the Compensation Committee approved the below performance stock awards to our Named Executive Officers.

Named Executive Officer	Performance Stock Awards(1)
Jack Lief	300,000
Robert E. Hoffman, C.P.A.	100,000
Dominic P. Behan, Ph.D.	100,000
William R. Shanahan, Jr., M.D., J.D.	80,000
Steven W. Spector, J.D.	100,000

(1)          Maximum that may be earned for achieving all four goals.

Employee Stock Purchase Plan

We also have adopted the 2001 Employee Stock Purchase Plan, as amended, as a further benefit to executive officers, as well as other employees, and to encourage employee ownership. Under this employee stock purchase plan, participants may elect to have a portion of their cash compensation withheld for purchases of our common stock on certain dates set forth in the plan. The price of our common stock purchased under our employee stock purchase plan is equal to 85% of the lower of the fair market value of our common stock on the date of enrollment or the exercise date of the purchase period.

4.                 Other Benefits and Post-Termination Compensation

All of our executive officers, as well as our other regular, full-time employees, are eligible for a variety of health and welfare and paid time-off benefits. We believe that reliable and competitive health and welfare and paid time-off benefits help ensure that we have a productive and focused workforce.

401(k) Plan and Company Match

Employees are eligible to participate in our 401(k) plan beginning on their hire date. Employees may contribute pre-tax or after tax (Roth) earnings up to 50% of gross wages into the plan, up to the annual limit established by the IRS. Subject to limits established by the IRS, we match 100% of the first 6% of contributions. This match vests over a five-year period.

Life and Disability Coverage

We provide all regular, full-time employees with a life insurance policy equal to four times the employee’s annual salary, up to a maximum coverage of $500,000. Such employees are also covered by short- and long-term disability plans that coordinate with the California State Disability plan.

Perquisites and Other Benefits

We did not provide any of our Named Executive Officers or other senior members of management with perquisites in 2006 that exceeded $10,000 in the aggregate for any person, or expect to do so in 2007.

Post-Termination Compensation

We have entered into Termination Protection Agreements and have a Severance Benefit Plan that may require us to provide compensation and benefits to certain of our executive officers. The agreements and the plan are summarized below and more detail regarding potential payouts is provided below under “Potential Post-Employment Payments Table.”

Termination Protection Agreements.   In 2002, we entered into Termination Protection Agreements because we determined that it was appropriate to provide certain of our executive officers severance compensation if there is a change in control and the executive officer’s employment is terminated under certain circumstances. We did this to promote the ability of our executive officers to keep focused on corporate interests and to act in the best interests of our stockholders even though their employment could be terminated as a result of the change in control. These agreements were put into place following one of our stockholders acquiring approximately 28% of our outstanding common stock. In addition, as part of our normal course of business, we engage in discussions with other companies about possible collaborations and other ways in which we may work together to further our respective long-term objectives and many larger, more established companies consider companies at similar stages of development to ours as potential acquisition targets. In certain scenarios, the potential for merger or being acquired may be in the best interests of our stockholders. Our Termination Protection Agreements reflect our views regarding which executive officers are more likely to be terminated in a change-in-control transaction and which executive officers would likely require more time to get a new job.

Severance Benefit Plan.   In January 2006, the Compensation Committee approved the Severance Benefit Plan for certain executive officers. Separation benefits are payable if the executive officer’s employment is terminated under certain circumstances and are intended to keep our executive officers focused on corporate interests while employed and to ease the consequences to an executive officer of a termination of employment. The advantage to us includes that the separated executive officer must provide us a waiver and release of claims as a condition to paying benefits.

Any payments payable under the Severance Benefit Plan are reduced by severance benefits payable by us under the Termination Protection Agreements or any other agreement, policy, plan, program, or arrangement.

Tax Considerations

We intend that all incentive payments be deductible for tax purposes unless it would undermine our ability to meet our primary compensation objectives. We also take into account the tax effects of various forms of compensation and the potential for excise taxes to be imposed on our executive officers. There are various provisions of the Internal Revenue Code of 1986, as amended, or the Code, which we consider in determining compensation, including the following:

Section 162(m).   We consider the potential impact of Section 162(m) of the Code, which denies a Federal income tax deduction for any individual compensation exceeding $1,000,000 in any taxable year for the chief executive officer and the four highest compensated employees other than the chief executive officer. This limitation does not, however, apply to compensation that is performance-based under a plan that is approved by the stockholders and that meets other requirements. Based on these requirements, we attempt to limit the impact Section 162(m) will have on our ability to deduct compensation, but in appropriate circumstances we will pay compensation that is not deductible under Section 162(m) if necessary and in the best interests of our stockholders.

Sections 280G and 4999.   Any payment or benefit provided under our Termination Protection Agreements or our Severance Benefit Plan in connection with a change-in-control transaction may be subject to an excise tax under Section 4999 of the Code. They also may not be eligible for a company tax deduction pursuant to Section 280G of the Code. If any of these payments or benefits are subject to the excise tax, they may be reduced to provide the individual with the best after-tax result. Specifically, the individual will receive either a reduced amount so that the excise tax is not triggered, or the individual will receive the full amount of the payments and benefits and then be liable for any excise tax.

Compensation Committee Report

The Compensation Committee, comprised of independent directors, reviewed and discussed the above Compensation Discussion and Analysis with our management. Based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

J. Clayburn La Force, Jr., Ph.D. (Chairperson)
Harry F. Hixson, Jr., Ph.D.
Christine A. White, M.D.

Summary Compensation Table for Fiscal Year Ended December 31, 2006

In 2006, the Compensation Committee approved increases in annual base salary for each of our Named Executive Officers, such that Mr. Lief’s annual base salary was increased from $609,750 to $620,000; Mr. Hoffman’s annual base salary was increased from $240,000 to $275,000; Dr. Behan’s annual base salary was increased from $345,000 to $358,800; Dr. Shanahan’s annual base salary was increased from $312,000 to $321,400; and Mr. Spector’s annual base salary was increased from $315,000 to $327,600. The following table summarizes the total compensation of our Named Executive Officers for the fiscal year ended December 31, 2006.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)		Total ($)
Jack Lief	2006	$619,431	$399,133	$404,907	$260,000	$13,734		$1,697,205
President, Chief Executive Officer and Director
Robert E. Hoffman, C.P.A.	2006	273,056	77,000	153,170	82,000	24,309	(6)	609,535
Vice President, Finance and Chief Financial Officer
Dominic P. Behan, Ph.D.	2006	358,033	184,167	190,804	97,000	13,734		843,738
Senior Vice President, Chief Scientific Officer and Director
William R. Shanahan, Jr., M.D., J.D.	2006	320,878	—	149,386	75,000	13,734		558,998
Vice President and Chief Medical Officer
Steven W. Spector, J.D.	2006	326,900	77,000	179,832	97,000	26,333	(7)	707,065
Senior Vice President, General Counsel and Secretary

(1)          In accordance with SEC rules, the compensation described in this table does not include medical or other benefits received by our Named Executive Officers which are available generally to all of our regular, full-time employees and certain perquisites and other personal benefits received by our Named Executive Officers which, in the aggregate, did not exceed $10,000 for any Named Executive Officer. Amounts earned but deferred at the election of our Named Executive Officer pursuant to our 401(k) plan are included in the “salary” column.

(2)          Represents the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with Statement of Financial Accounting Standards, or SFAS, No. 123R, “Share-Based Payment,” which includes amounts from stock awards granted in and prior to 2006.

(3)          Represents the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with SFAS No. 123R, which includes amounts from option awards granted in and prior to 2006, except that estimates of forfeitures related to vesting under SFAS No. 123R have been excluded. For the relevant assumptions used in determining these amounts, refer to Note 8 to our audited consolidated financial statements included in our annual report on Form 10-K as filed with the SEC on March 6, 2007, and Note 1 to our audited consolidated financial statements included in our annual report on Form 10-K as filed with the SEC on March 2, 2005.

(4)          Represents cash awards made pursuant to our 2006 Annual Incentive Plan, as further described in the below “Grants of Plan-Based Awards” table and the above “Compensation Discussion and Analysis.”

(5)          Represents matching contributions to our 401(k) plan made on behalf of our Named Executive Officers and life insurance premiums paid by us for our Named Executive Officers.

(6)          After their annual anniversary hire date, each of our employees may elect to be paid for unused vacation time in the form of additional salary. In addition to items noted in footnote 5 above, this number reflects Mr. Hoffman’s election to be paid $10,577 in the form of additional salary for two weeks of unused vacation time in 2006.

(7)          In addition to items noted in footnote 5 above, this number reflects Mr. Spector’s election to be paid $12,600 in the form of additional salary for two weeks of unused vacation time in 2006.

In 2007, the Compensation Committee approved increases in annual base salaries for our Named Executive Officers for 2007, such that Mr. Lief’s annual base salary was increased to $640,000; Mr. Hoffman’s annual base salary was increased to $285,000; Dr. Behan’s annual base salary was increased to $371,000; Dr. Shanahan’s annual base salary was increased to $333,000; and Mr. Spector’s annual base salary was increased to $340,000.

Grants of Plan-Based Awards During Fiscal Year Ended December 31, 2006

The following table provides information on estimated future payouts under non-equity incentive plans and stock awards and stock options granted to our Named Executive Officers during the fiscal year ended December 31, 2006.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date(2)	Threshold ($)	Target ($)	Maximum ($)	Stock or Units (#)	Underlying Options (#)	Awards ($/sh)(3)	Awards ($)(4)
Jack Lief(5)	—	$155,000	$310,000	$387,500	—	—	$—	$—
	1/20/06	—	—	—	—	89,000	16.80	893,783
	1/20/06	—	—	—	36,000	—	—	604,800
	7/28/06	—	—	—	—	21,000	10.52	142,286
Robert E. Hoffman, C.P.A.(6)	—	48,125	96,250	120,313	—	—	—	—
	1/20/06	—	—	—	—	40,000	16.80	401,700
	1/20/06	—	—	—	15,000	—	—	252,000
Dominic P. Behan, Ph.D.(7)	—	62,790	125,580	156,975	—	—	—	—
	1/20/06	—	—	—	—	40,000	16.80	401,700
	1/20/06	—	—	—	15,000	—	—	252,000
	7/28/06	—	—	—	—	10,000	10.52	67,755
William R. Shanahan, Jr., M.D., J.D.(8)	—	48,210	96,420	120,525	—	—	—	—
	1/20/06	—	—	—	—	25,000	16.80	251,063
Steven W. Spector, J.D.(9)	—	57,330	114,660	143,325	—	—	—	—
	1/20/06	—	—	—	—	40,000	16.80	401,700
	1/20/06	—	—	—	15,000	—	—	252,000
	7/28/06	—	—	—	—	10,000	10.52	67,755

(1)          Our 2006 Annual Incentive Plan was our only non-equity incentive plan in 2006. The amounts shown in the “threshold” column reflect the minimum payment level under our 2006 Annual Incentive Plan, which is 50% of the amount shown in the “target” column. The amounts shown in the “maximum” column are 125% of the respective target amounts. These amounts are based on each Named

Executive Officer’s 2006 annual salary and the relative weighting assigned to corporate and individual goals.

(2)          In all cases, the grant date was the same as the date on which the Compensation Committee authorized such grant.

(3)          In all cases, the exercise price of such option awards was equal to the closing price of our common stock on the grant date as reported on the NASDAQ Global Market.

(4)          Represents the full value of each award that is being recognized for financial statement reporting purposes over the appropriate vesting period in accordance with SFAS No. 123R. For the relevant assumptions used in determining these amounts, refer to Note 8 to our audited consolidated financial statements included in our annual report on Form 10-K as filed with the SEC on March 6, 2007. The amount of these awards that was expensed in 2006 is included above under “Summary Compensation Table.”

(5)          The stock and option awards granted on January 20, 2006 were granted under our 2002 Equity Compensation Plan. The option award granted on July 28, 2006 was granted under our 2006 Long-Term Incentive Plan, or LTIP.

(6)          The option award granted on January 20, 2006 was granted under our Amended and Restated 2000 Equity Compensation Plan. The stock award granted on January 20, 2006 was granted under our 2002 Equity Compensation Plan.

(7)          The option award granted on January 20, 2006 was granted under our Amended and Restated 2000 Equity Compensation Plan. The stock award granted on January 20, 2006 was granted under our Amended and Restated 1998 Equity Compensation Plan. The option award granted on July 28, 2006 was granted under our LTIP.

(8)          The option award granted on January 20, 2006 was granted under our Amended and Restated 2002 Equity Compensation Plan.

(9)          The option award granted on January 20, 2006 was granted under our Amended and Restated 2000 Equity Compensation Plan. The stock award granted on January 20, 2006 was granted under our 2002 Equity Compensation Plan. The option award granted on July 28, 2006 was granted under our LTIP.

See “Compensation Discussion and Analysis” above for additional information regarding targets for payment of annual incentives, performance criteria on which cash incentives and the number of stock and option awards were based and for additional information regarding our grant timing, dating and pricing policies.

Individual cash incentive awards under our 2006 Annual Incentive Plan were determined at the end of 2006 based upon the extent to which goals were achieved, the quality of achievement, and the weighting of each goal.

All shares of restricted stock awarded on January 20, 2006 vest in equal annual installments over three years and the recipient has all rights of a stockholder as of the date of grant, subject to certain restrictions on transferability and a risk of forfeiture. Unvested restricted common stock is subject to forfeiture in the event of termination of service.

All stock options granted to our Named Executive Officers are incentive stock options to the extent permissible under the Internal Revenue Code. All stock options vest 25% per year over four years from the date of grant and are exercisable for up to 10 years from the date of grant. Effective as of June 12, 2006, which was the effective date for our LTIP, our Amended and Restated 1998 Equity Compensation Plan, Amended and Restated 2000 Equity Compensation Plan and 2002 Equity Compensation Plan, which are collectively referred to as the Prior Plans, were terminated. However, all outstanding awards under the Prior Plans will continue to be governed under the terms of the applicable Prior Plan. Stock options granted under the Prior Plans are exercisable prior to vesting, subject to repurchase at the original purchase price in the event of termination; stock options granted under our LTIP are not exercisable prior to vesting.

In February 2007, as set forth below, our Named Executive Officers were granted an aggregate of 380,000 stock options, which have an exercise price of $13.50 per share and vest 25% per year over four years from the date of grant.

Named Executive Officer	Stock Options
Jack Lief	180,000
Robert E. Hoffman, C.P.A.	35,000
Dominic P. Behan, Ph.D.	60,000
William R. Shanahan, Jr., M.D., J.D.	45,000
Steven W. Spector, J.D.	60,000

Outstanding Equity Awards at Fiscal Year Ended December 31, 2006

The following table provides information on all stock options and any unvested stock awards held by our Named Executive Officers on December 31, 2006.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Jack Lief	70,000	—	$16.00	1/16/11	—		$—
	170,000	—	12.25	1/15/12	—		—
	—	—	—	—	8,333	(3)	107,579
	100,000	—	6.00	1/18/14	—		—
	124,350	—	6.16	1/17/15	—		—
	89,000	—	16.80	1/20/16	—		—
	—	—	—	—	36,000	(4)	464,760
	—	21,000	10.52	7/28/16	—		—
Robert E. Hoffman, C.P.A.	5,000	—	12.25	1/15/12	—		—
	40,000	—	6.00	1/18/14	—		—
	30,000	—	6.16	1/17/15	—		—
	40,000	—	16.80	1/20/16	—		—
	—	—	—	—	15,000	(4)	193,650
Dominic P. Behan, Ph.D.	12,500	—	0.60	7/1/08	—		—
	100,000	—	0.60	3/3/10	—		—
	50,000	—	24.23	8/22/10	—		—
	85,000	—	12.25	1/15/12	—		—
	—	—	—	—	4,166	(3)	53,783
	50,000	—	6.00	1/18/14	—		—
	50,000	—	6.16	1/17/15	—		—
	40,000	—	16.80	1/20/16	—		—
	—	—	—	—	15,000	(4)	193,650
	—	10,000	10.52	7/28/16	—		—
William R. Shanahan, Jr., M.D., J.D.	60,000	—	6.30	4/18/14	—		—
	45,000	—	6.16	1/17/15	—		—
	25,000	—	16.80	1/20/16	—		—
Steven W. Spector, J.D.	35,000	—	9.05	9/26/11	—		—
	50,000	—	6.00	1/18/14	—		—
	45,000	—	6.16	1/17/15	—		—
	40,000	—	16.80	1/20/16	—		—
	—	—	—	—	15,000	(4)	193,650
	—	10,000	10.52	7/28/16	—		—

(1)          All stock options vest 25% per year over four years from the date of grant and are exercisable for up to 10 years from the date of grant. All stock options granted prior to the approval of our LTIP on June 12, 2006 were granted pursuant to stock option plans that allowed them to be exercised prior to vesting, subject to repurchase at the original purchase price in the event of termination. Our LTIP does not allow stock options to be exercised prior to vesting.

(2)          Computed by multiplying the closing market price of our common stock on December 29, 2006 (the last trading day of our last fiscal year) of $12.91 by the number of shares of stock that have not vested.

(3)          Vested on January 20, 2007.

(4)          Scheduled to vest in three equal annual installments beginning on January 20, 2007. Subject to certain restrictions on transferability and a risk of forfeiture, the Named Executive Officer has all rights of a stockholder as of the date of grant. Unvested restricted common stock is subject to forfeiture in the event of termination of service.

Option Exercises and Stock Vested During Fiscal Year Ended December 31, 2006

The following table provides information on stock options exercised and stock awards vesting during the fiscal year ended December 31, 2006.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Jack Lief	—	$—	33,332	$492,147
Robert E. Hoffman, C.P.A.	5,000	48,750	—	—
Dominic P. Behan, Ph.D.	—	—	16,665	246,061
William R. Shanahan, Jr., M.D., J.D.	—	—	—	—
Steven W. Spector, J.D.	—	—	—	—

(1)          Computed by multiplying the difference between the closing market price of our common stock on the date of exercise and the exercise price of the stock option by the number of options exercised.

(2)          Computed by multiplying the number of shares vested by the closing market price of our common stock on the vesting date.

Nonqualified Deferred Compensation Table for Fiscal Year Ended December 31, 2006

In 2003, we established a deferred compensation plan for our executive officers, whereby they may elect to defer the shares of restricted stock we have awarded them. Shares deferred in the plan become restricted stock units. This deferral opportunity was established in part to encourage the participants to continue to hold rights to own common stock in the future that may otherwise be sold to satisfy the participant’s tax withholding or other financial obligations upon vesting, and for the purpose of rewarding and incentivizing the participants. Participants can choose to receive distributions under the plan as a lump sum distribution or in installments. A participant’s election to defer restricted stock under the plan is irrevocable, but the participant may modify their election to provide for a later distribution date, add additional shares under the plan or to provide for a different form of distribution. In addition, the plan allows for hardship withdrawals, early withdrawals with a penalty, and withdrawals by beneficiaries following the death of a participant. Also, unless in connection with a change in control, no distributions are permitted under the plan to a participant in any taxable year to the extent such distribution would result in the participant receiving an amount of compensation that cannot be deducted by us pursuant to the limitations imposed on the deduction of certain compensation payments under Section 162(m) of the Code. At December 31, 2006, 114,169 restricted stock units were held in the deferred compensation plan, and the following table provides information about the restricted stock units that were included in the plan by our Named Executive Officers as of December 31, 2006.

Name	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
Jack Lief	—	—	—
Robert E. Hoffman, C.P.A.	$(32,500)	—	$322,750
Dominic P. Behan, Ph.D.	(102,920)	—	1,022,072
William R. Shanahan, Jr., M.D., J.D.	—	—	—
Steven W. Spector, J.D. (3)	—	$(284,200)	—

(1)          Any earnings in the last fiscal year represent a change in the closing market price of our common stock. The amounts included in this column are not included in the above “Summary Compensation Table.”

(2)          Aggregate balance at last fiscal year-end was computed by multiplying the closing market price of our common stock on December 29, 2006 (the last trading day of our last fiscal year) of $12.91 by the number of shares issuable under the deferred compensation plan.

(3)          Mr. Spector elected to receive a distribution of 20,000 shares from the deferred compensation plan on January 1, 2006 when the closing market price of our common stock was $14.21 per share.

Potential Post-Employment Payments Table as of Fiscal Year Ended December 31, 2006

Messrs. Lief, Hoffman and Spector and Dr. Behan, who are all of our Named Executive Officers that were employed by us in 2002, are each a party to a Termination Protection Agreement, dated December 20, 2002, which provides for a payment equal to the executive officer’s annual compensation, continuation of coverage under our health plans and accelerated vesting of all outstanding unvested stock options and restricted shares if the executive officer is terminated without cause or resigns for good reason (as defined in the agreement) within two years following a change in control or if the executive officer is terminated within one year prior to a change in control in anticipation of the change in control. Within five days of termination (or the change in control if a qualifying termination occurs before the change in control), we are required to pay the executive officer a lump sum equal to (i) the executive officer’s base salary in effect on the date of the change in control or the termination date, whichever is higher, and (ii) any bonus paid or payable to the executive officer for the year preceding the change in control or the termination date, whichever is higher.

In January 2006, the Compensation Committee approved a Severance Benefit Plan that provides Messrs. Lief, Hoffman and Spector and Drs. Behan and Shanahan severance benefits upon involuntary termination without cause or voluntary termination with good reason (as defined in the agreement). The benefits include cash severance benefits, continuation of coverage under our health plans, acceleration of stock options and awards that would otherwise have vested through the end of the severance period, and continued stock option exercisability. The cash severance benefits are equal to the number of months in the executive officer’s severance period multiplied by the executive officer’s monthly base salary at the time of termination plus one-twelfth of the greater of (i) the average of the three annual bonuses paid to the executive officer prior to his termination and (ii) the last annual bonus paid to the executive officer prior to termination. The cash severance benefits are required to be paid in a lump sum within 15 days following our receipt of an effective waiver and release of claims and return of company property. The severance period is 18 months for Mr. Lief and 12 months for the other included executive officers.

Any payments payable under the Severance Benefit Plan are reduced by severance benefits payable by us under the Termination Protection Agreements or any other agreement, policy, plan, program, or arrangement.

The below table provides information on the amounts payable upon termination of our Named Executive Officers as if their separation occurred on December 31, 2006. In accordance with SEC rules, the amounts included in this table assume the triggering event took place on December 31, 2006. Information on certain tax implications of post-termination payments is included above under “Tax Considerations.”

Name and Benefit	Termination Protection Agreement (Change in Control Required)	Severance Benefit Plan (No Change in Control Required)
Jack Lief
Salary	$620,000	$930,000
Bonus	300,000	450,000
Benefit continuation	20,542	15,406
Accelerated vesting of restricted stock	572,339	417,419
Accelerated vesting of stock options(1)	901,926	695,534
Total	$2,414,807	$2,508,359
Robert E. Hoffman, C.P.A.
Salary	$275,000	$275,000
Bonus	100,000	100,000
Benefit continuation	28,112	14,056
Accelerated vesting of restricted stock	193,650	64,550
Accelerated vesting of stock options(1)	290,061	119,718
Total	$886,823	$573,324
Dominic P. Behan, Ph.D.
Salary	$358,800	$358,800
Bonus	100,000	100,000
Benefit continuation	28,112	14,056
Accelerated vesting of restricted stock	247,433	118,333
Accelerated vesting of stock options(1)	449,761	176,718
Total	$1,184,106	$767,907
William R. Shanahan, Jr., M.D., J.D.
Salary	$—	$321,400
Bonus	—	50,000
Benefit continuation	—	14,056
Accelerated vesting of restricted stock	—	—
Accelerated vesting of stock options(1)	—	175,088
Total	$—	$560,544
Steven W. Spector, J.D.
Salary	$327,600	$327,600
Bonus	100,000	100,000
Benefit continuation	28,112	14,056
Accelerated vesting of restricted stock	193,650	64,550
Accelerated vesting of stock options(1)	424,449	168,281
Total	$1,073,811	$674,487

(1)          Computed by multiplying the difference between the closing market price of our common stock on December 29, 2006 (the last trading day of our last fiscal year) of $12.91 and the exercise price of each stock option vested as a result of the termination by the number of accelerated stock options.

Director Compensation

The compensation for our non-employee directors is set forth below. Directors who are also employees do not receive additional compensation for serving as a director.

2006 Fiscal Year

For fiscal year 2006, each of our non-employee directors was eligible to earn the following compensation for their participation on our Board of Directors and its committees:

Equity:

•        New Directors:   25,000 options to purchase our common stock. The options are 10-year options with an exercise price equal to the closing price of our common stock on the grant date as reported by the NASDAQ Global Market, vesting in equal annual installments over two years.

•        Ongoing Directors:   10,000 options to purchase our common stock. The options are 10-year options with an exercise price equal to the closing price of our common stock on the grant date as reported by the NASDAQ Global Market, vesting monthly over one year.

Dr. White was the only new director in 2006, and she was awarded 25,000 stock options in connection with her appointment. Equity grants in lieu of cash compensation and annual equity grants to ongoing directors in 2006 were made in July 2006 due to the low amount of shares available for grant before the approval of our LTIP in June 2006.

Except in the case of a director’s death or disability, unvested stock options under the LTIP terminate when the director ceases to be a director. Unless earlier terminated, vested stock options terminate three years after the director ceases to be a director (or, if applicable, an employee) for any reason other than the director’s death or disability. In the event of a director’s death or disability, his or her stock options shall become fully vested and exercisable and may be exercised within the earlier of three years after the date of the director’s death or disability, as applicable, and the end of the ten-year term of the stock options.

Cash:

•        Retainer:   $20,000 annually, paid quarterly, subject to continuing service as a director. Prior to the beginning of any calendar year or, in the case of a new director, upon joining our Board of Directors, each director can irrevocably elect to take 25%, 50%, 75% or 100% of his or her retainer for the following calendar year in stock options determined by dividing three times the retainer amount by the fair market value of our common stock, computed at the time the stock options were granted. The options are 10-year options with an exercise price equal to the closing price of our common stock on the grant date as reported by the NASDAQ Global Market, vesting monthly over one year.

•        Meeting Attendance Fees:

•       General:

•       In-Person: $1,000

•       Telephonic: $500

•       Exceptions:

•        Audit Chairperson Meeting Attendance Fee:

•       In-Person: $3,000

•       Telephonic: $1,500

•        Other Chairperson Meeting Attendance Fee:

•       In-Person: $2,000

•       Telephonic: $1,000

In addition, our Board of Directors and the Compensation Committee may authorize additional fees for significant work in informal meetings or for other service to us in the recipient’s capacity as a director or committee member. Each non-employee director is also entitled to reimbursement for all of such director’s reasonable out-of-pocket expenses incurred in connection with performing Board business.

Director Compensation Table for Fiscal Year Ended December 31, 2006

As described more fully above, the following table summarizes the annual compensation for our non-employee directors during the fiscal year ended December 31, 2006.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	Total ($)
Donald D. Belcher(3)	$45,000	$44,157	$89,157
Scott H. Bice(4)	38,000	32,351	70,351
Harry F. Hixson, Ph.D.(5)	38,000	64,887	102,887
J. Clayburn La Force, Jr., Ph.D.(6)	34,500	76,742	111,242
Louis J. Lavigne, Jr.(7)	53,000	61,175	114,175
Tina Nova, Ph.D.(8)	36,500	52,792	89,292
Christine A. White, M.D.(9)	18,000	32,511	50,511

(1)          Includes all meeting attendance fees and the $20,000 annual cash retainer earned or paid for the fiscal year ended December 31, 2006, whether or not the director elected to receive their annual cash retainer in cash or in stock options.

(2)          Represents the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with SFAS No. 123R, “Share-Based Payment,” which includes amounts from options granted in and prior to 2006, except that estimates of forfeitures related to vesting under SFAS No. 123R have been excluded. For the relevant assumptions used in determining these amounts, refer to Note 8 to our audited consolidated financial statements included in our annual report on Form 10-K as filed with the SEC on March 6, 2007, and Note 1 to our audited consolidated financial statements included in our annual report on Form 10-K as filed with the SEC on March 2, 2005.

(3)          Mr. Belcher elected to receive 100% of his annual cash retainer for the fiscal year ended December 31, 2006 in stock options determined by dividing three times the annual retainer amount of $20,000 by the fair market value of our common stock, computed at the time the stock options were granted. The grant-date fair value of the 5,703 options granted to Mr. Belcher in 2006 in lieu of cash was $38,641, computed in accordance with SFAS No. 123R. Only the vested portion of the incremental value of these stock options is included in the option awards column. The grant-date fair value of the additional 10,000 options granted to Mr. Belcher in 2006 was $67,755. Mr. Belcher had a total of 75,032 options outstanding at December 31, 2006. $9,500 of the meeting fees earned in 2006 and included above were paid to Mr. Belcher in 2007.

(4)          The grant-date fair value of the 10,000 options granted to Mr. Bice in 2006 was $67,755. Mr. Bice had a total of 45,000 options outstanding at December 31, 2006. $6,000 of the meeting fees earned in 2006 and included above were paid to Mr. Bice in 2007.

(5)          Dr. Hixson elected to receive 100% of his annual cash retainer for the fiscal year ended December 31, 2006 in stock options determined by dividing three times the annual retainer amount of $20,000 by the fair market value of our common stock, computed at the time the stock options were granted. The grant-date fair value of the 5,703 options granted to Dr. Hixson in 2006 in lieu of cash was $38,641, computed in accordance with SFAS No. 123R. Only the vested portion of the incremental value of these stock options is included in the option awards column. The grant-date fair value of the additional 10,000 options granted to Dr. Hixson in 2006 was $67,755. Dr. Hixson had a total of 75,042 options outstanding at December 31, 2006. $6,500 of the meeting fees earned in 2006 and included above were paid to Dr. Hixson in 2007.

(6)          Dr. La Force elected to receive 100% of his annual cash retainer for the fiscal year ended December 31, 2006 in stock options determined by dividing three times the annual retainer amount of $20,000 by the fair market value of our common stock, computed at the time the stock options were granted. The grant-date fair value of the 5,703 options granted to Dr. La Force in 2006 in lieu of cash was $38,641, computed in accordance with SFAS No. 123R. Only the vested portion of the incremental value of these stock options is included in the option awards column. The grant-date fair value of the additional 10,000 options granted to Dr. La Force in 2006 was $67,755. Dr. La Force had a total of 132,628 options outstanding at December 31, 2006. $4,500 of the meeting fees earned in 2006 and included above were paid to Dr. La Force in 2007.

(7)          The grant-date fair value of the 10,000 options granted to Mr. Lavigne in 2006 was $67,755. Mr. Lavigne had a total of 35,000 options outstanding at December 31, 2006. $10,500 of the meeting fees earned in 2006 and included above were paid to Mr. Lavigne in 2007. Mr. Lavigne resigned as a member of our Board of Directors in February 2007.

(8)          The grant-date fair value of the 10,000 options granted to Dr. Nova in 2006 was $67,755. Dr. Nova had a total of 45,000 options outstanding at December 31, 2006. $5,000 of the meeting fees earned in 2006 and included above were paid to Dr. Nova in 2007.

(9)          Dr. White was elected to our Board of Directors on August 11, 2006 and received an initial grant of 25,000 stock options upon her election, which had a grant-date fair value of $167,133. Dr. White had a total of 25,000 options outstanding at December 31, 2006. $6,000 of the meeting fees earned in 2006 and included above were paid to Dr. White in 2007.

With the exception of Dr. White’s initial grant of stock options upon joining our Board of Directors, all stock options granted to non-employee directors in the fiscal year ended December 31, 2006 are 10-year options with an exercise price equal to the fair market value of our common stock on the date of grant, vesting monthly over one year. Stock options granted to Dr. White are 10-year options with an exercise price equal to the fair market value of our common stock on the date of grant, vesting in equal annual installments over two years.

See “Compensation Discussion and Analysis” above for additional information regarding our grant timing, dating and pricing policies and the discussion above under “2006 Fiscal Year” regarding the 2006 compensation for our non-employee directors.

2007 Fiscal Year

Our 2007 compensation for non-employee directors is the same as for 2006, except as follows:

Equity:

•        Initial Grant to New Directors: 18,000 instead of 25,000 options to purchase our common stock.

•        Annual Grant to Ongoing Directors: 12,000 instead of 10,000 options to purchase our common stock.

The annual equity grants to ongoing directors and the options granted to directors in lieu of their annual cash retainer were made three trading days after our announcement of financial results for the fourth quarter and full year end December 31, 2006.

Cash:

•        Retainer:   Each director could irrevocably elect to receive 25%, 50%, 75% or 100% of his or her annual retainer for 2007 and for following calendar years in (i) deferred stock units, or DSUs, on a $1-for-$1 basis, (ii) the number of stock options determined by dividing three times the retainer amount elected by the fair market value of our common stock, computed at the time the stock options are granted, or (iii) a combination of cash, DSUs and options.

Audit Committee

Audit Committee Report

The Audit Committee of our Board of Directors has furnished the following report on its activities with respect to its responsibilities during the 2006 fiscal year. The report is not deemed to be “soliciting material,” or to be “filed” with the SEC or subject to the SEC’s proxy rules (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Exchange Act, and, irrespective of any general incorporation language, the report shall not be deemed incorporated by reference into any prior or subsequent filing by us under the Securities Act of 1933 or the Exchange Act, except to the extent that we specifically incorporate it by reference into any such filing.

Our management has the primary responsibility for our financial reporting process, accounting principles and internal controls as well as the preparation of our financial statements. The Audit Committee oversees our financial reporting process on behalf of our Board of Directors. The Audit Committee is comprised of Messrs. Belcher and Bice and Dr. Nova, each of whom is an “independent” director as defined in the applicable NASDAQ listing standards and SEC rules. The Audit Committee held 11 meetings during 2006.

Our Board of Directors has adopted a written charter for the Audit Committee, which is available on our website at www.arenapharm.com. The Audit Committee reviews and assesses the adequacy of its charter regularly, and recommends any proposed changes to our Board of Directors for its consideration.

In fulfilling its responsibilities, the Audit Committee appointed Ernst & Young LLP, an independent registered public accounting firm, as our independent auditors for the 2006 fiscal year. The Audit Committee reviewed and discussed with the independent auditors the overall scope and specific plans for their audit. The Audit Committee also reviewed and discussed with the independent auditors and with management our consolidated financial statements and the adequacy of our internal controls. The Audit Committee met with the independent auditors, without management present, to discuss the results of the independent auditors’ audits, their evaluations of our internal controls, management’s assessment of our internal control over financial reporting and the overall quality of our financial reporting. The meetings were also designed to facilitate any desired private communication between the Audit Committee and the independent auditors.

The Audit Committee monitored the independence and performance of the independent auditors. The Audit Committee discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). The Audit Committee received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the independent auditors the independent auditors’ independence. The Audit Committee concluded that the provision of non-audit professional services (for which there were none) was compatible with maintaining the independent auditors’ independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited consolidated financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2006, as filed with the SEC. The Audit Committee has also appointed Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2007.

The foregoing report is provided by the following directors, who constitute the Audit Committee:

Donald D. Belcher (Chairperson)
Scott H. Bice
Tina S. Nova, Ph.D.

Independent Auditors’ Fees

The following presents aggregate fees billed to us for the fiscal years ended December 31, 2006 and December 31, 2005 by Ernst & Young LLP, our independent auditors and principal outside accountants.

Audit Fees.   Audit fees were $495,929 and $475,378 for the years ended December 31, 2006 and December 31, 2005, respectively.

Audit-Related Fees.   Audit-related fees were $22,033 and $1,440 for the years ended December 31, 2006 and December 31, 2005, respectively. The fees in 2006 were primarily related to the implementation of Statement of Financial Accounting Standards, or SFAS, No. 123R, “Share-Based Payment.” The fees in 2005 were related to the subscription to an online accounting and tax information service.

Tax Fees.   There were no fees billed in either of the years ended December 31, 2006 or December 31, 2005 for tax fees.

All Other Fees.   There were no fees billed in either of the years ended December 31, 2006 or December 31, 2005 for products or services provided by Ernst & Young other than those disclosed above in this section.

Pre-approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for pre-approving all audit and non-audit services to be performed by our independent auditors. The policy requires pre-approval of all services rendered by our independent auditors either as part of the Audit Committee’s approval of the scope of the engagement of the independent auditors or on a case-by-case basis. The Audit Committee has authorized its chairperson to pre-approve individual expenditures of audit and non-audit services. Any pre-approval decision must be reported to the Audit Committee at the next regularly scheduled Audit Committee meeting. The Audit Committee approved all audit and audit-related fees for 2006 and 2005.

Ratification of Independent Auditors (Proposal 2)

The Audit Committee has appointed Ernst & Young LLP, an independent registered public accounting firm, as our independent auditors for the fiscal year ending December 31, 2007. Ernst & Young LLP has audited our financial statements since our inception in 1997. Our Board of Directors is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice.

In connection with the audit of the 2006 financial statements, we entered into an engagement letter with Ernst & Young LLP which sets forth the terms by which Ernst & Young LLP will perform audit services for us. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

Stockholders are requested in this Proposal 2 to ratify the appointment of Ernst & Young LLP. The affirmative vote of the holders of a majority of the shares of common stock (determined as if our Preferred Stock was converted into common stock) present at the meeting in person or by proxy and entitled to vote will be required to ratify the appointment of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

In the event that the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection of our independent auditors, but may decide not to change its selection. Even if the appointment is ratified, the Audit Committee may appoint different independent auditors at any time if it determines that such a change would be in the stockholders’ best interest.

Representatives of Ernst & Young LLP are expected to be present at our 2007 Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP TO SERVE AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our directors, executive officers and our 10% or greater stockholders to file reports of ownership of our equity securities and changes in such ownership with the SEC and NASDAQ and to furnish us with copies of such reports.

To our knowledge, based on a review of the copies of such reports furnished to us and written representations that no other reports were required, all Section 16(a) filing requirements applicable to our directors, executive officers and our 10% or greater stockholders were complied with during the fiscal year ended December 31, 2006, except as discussed below.

Dr. Shanahan filed an amendment to his original Form 3 in 2006 to provide corrected information as to the date he became an executive officer in 2004 and his equity holdings at such date.

Stockholder Proposals for the 2008 Annual Meeting

To be considered for inclusion in next year’s proxy statement, stockholder proposals must be in writing, addressed to our Corporate Secretary, and be received at our executive offices at 6166 Nancy Ridge Drive, San Diego, California 92121, no later than the close of business on December 27, 2007. In addition, notice of any stockholder proposal to be presented at next year’s annual meeting of stockholders must be received at our executive offices no later than the close of business on February 15, 2008, and no earlier than January 26, 2008. The above dates in this section may change under circumstances set forth in our Bylaws. Stockholders may request a copy of the bylaw provisions relating to stockholder proposals from our Corporate Secretary at the same address.

Notices of intention to present proposals at the 2008 annual meeting of stockholders should be addressed to Corporate Secretary, Arena Pharmaceuticals, Inc., 6166 Nancy Ridge Drive, San Diego, California 92121. We reserve the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and any other applicable requirements.

Annual Report

A copy of our Annual Report for the 2006 fiscal year has been mailed concurrently with this proxy statement to all stockholders entitled to notice of and vote at our 2007 Annual Meeting. The Annual Report is not incorporated into this proxy statement and is not considered proxy solicitation material.

Annual Report on Form 10-K

WE WILL MAIL WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF OUR ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND LIST OF EXHIBITS. WE WILL FURNISH A COPY OF ANY EXHIBIT TO SUCH REPORT UPON WRITTEN REQUEST AND PAYMENT OF OUR REASONABLE EXPENSES IN FURNISHING SUCH EXHIBIT. REQUESTS SHOULD BE SENT TO INVESTOR RELATIONS, ARENA PHARMACEUTICALS, INC., 6166 NANCY RIDGE DRIVE, SAN DIEGO, CALIFORNIA 92121. OUR SEC FILINGS ARE ALSO AVAILABLE ON OUR WEBSITE AT WWW.ARENAPHARM.COM.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially results in a reduced usage of natural resources and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement and one annual report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Any stockholder at a shared address to which a single copy of the documents was delivered and who wishes to receive a separate copy of the documents can request a copy of the documents by sending a written request to Corporate Secretary, Arena Pharmaceuticals, Inc., 6166 Nancy Ridge Drive, San Diego, California 92121, or contact our Corporate Secretary at 858.453.7200. Also, if, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report in the future, please notify your broker or direct your written request to Corporate Secretary, Arena Pharmaceuticals, Inc., 6166 Nancy Ridge Drive, San Diego, California 92121, or contact our Corporate Secretary at 858.453.7200. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

Other Matters

Our Board of Directors knows of no other business that will be presented for consideration at our 2007 Annual Meeting. If other matters are properly brought before our 2007 Annual Meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

Dated: April 25, 2007

By Order of our Board of Directors

Steven W. Spector
Senior Vice President, General Counsel and Secretary

Arena Pharmaceuticals, Inc.

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000004		000000000.000000 ext	000000000.000000 ext
MR A SAMPLE		000000000.000000 ext	000000000.000000 ext
DESIGNATION (IF ANY)		000000000.000000 ext	000000000.000000 ext
ADD 1 ADD 2		Electronic Voting Instructions
ADD 3		You can vote by Internet or telephone!
ADD 4		Available 24 hours a day, 7 days a week!
ADD 5		Instead of mailing your proxy, you may choose one of the two voting
ADD 6		methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:00 p.m., Pacific Time, on June 10, 2007.
Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website.
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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.
1. Election of Directors:	For	Withhold				For	Withhold		For	Withhold	+
01 - Jack Lief	☐	☐	02 - Dominic P. Behan, Ph.D.			☐	☐	03 - Donald D. Belcher	☐	☐
04 - Scott H. Bice	☐	☐	05 - Harry F. Hixson, Jr., Ph.D.			☐	☐	06 - J. Clayburn La Force, Jr., Ph.D.	☐	☐
07 - Tina S. Nova, Ph.D.	☐	☐	08 - Christine A. White, M.D.			☐	☐
			For	Against	Abstain
2. Ratification of appointment of Ernst & Young LLP as independent auditors.			☐	☐	☐

B	Non-Voting Items	Consent		Meeting Attendance
I consent to receive future proxy statements and annual reports via the Internet.		☐	Mark box to the right if you plan to attend the Annual Meeting.	☐
Change of Address—Please print new address below.

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NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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C 1234567890 JNT 1UPX 0127131	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND	+

It’s a win-win solution! Reduce paper flow to your home and help the environment, too! If you have access to the Internet, we encourage you to consider receiving Arena Pharmaceuticals, Inc.’s future Annual Reports and Proxy Statements in electronic format rather than in printed form. In electing to do so, you conserve natural resources and save your company money! To sign up for electronic delivery service, go to our transfer agent’s website at http://www.econsent.com/arnj at any time and follow the instructions. Act Now!

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Arena Pharmaceuticals, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
THE 2007 ANNUAL MEETING OF STOCKHOLDERS
6150 Nancy Ridge Drive, San Diego, California 92121

The undersigned stockholder of ARENA PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 25, 2007, and the Annual Report to Stockholders, and hereby appoints Jack Lief and Steven W. Spector, the President and the Secretary, respectively, of the Company, or each of them, as proxies and attorneys-in-fact, with all powers of substitution, to represent and vote, as set forth on the reverse side, the shares of Common Stock and Preferred Stock of the Company held of record by the undersigned at the close of business on April 16, 2007, at the 2007 Annual Meeting of Stockholders of the Company, which is being held at the offices of the Company at 6150 Nancy Ridge Drive, San Diego, California 92121, on Monday, June 11, 2007, at 9:00 a.m. Pacific Time, and at any adjournments or postponements of such meeting, with all powers which the undersigned would possess if personally present at such meeting or at any such postponement or adjournment, and, in their discretion, to vote such shares upon any other business that may properly come before the meeting or any adjournments or postponements thereof.

UNLESS OTHERWISE SPECIFIED BY THE UNDERSIGNED, THE PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2 AND WILL BE VOTED BY THE PROXYHOLDERS AT THEIR DISCRETION UPON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENTS THEREOF.

(Items to be voted appear on reverse side.)